                     PLAN OF TAX-FREE REORGANIZATION UNDER
                             SECTION 368(A)(1)(C)
                         OF THE INTERNAL REVENUE CODE
                                      AND
                                   AGREEMENT


         This Plan of Tax-Free Reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement (hereinafter referred to as the "Agreement") made and entered into as of the 15th day of March, 1996, by and among Shoney's, Inc., a Tennessee corporation, (hereinafter referred to as "Shoney's"), TPI Restaurants Acquisition Corporation, a Tennessee corporation (hereinafter referred to as "TPAC"), and TPI Enterprises, Inc., a New Jersey corporation (hereinafter referred to as "Enterprises").

                             W I T N E S S E T H:

         WHEREAS, Shoney's owns all of the issued and outstanding capital stock of TPAC; and

         WHEREAS, Shoney's, by itself or through subsidiaries, is engaged in the business of franchising, owning and/or operating "Shoney's," "Captain D's" and casual dining restaurants in the United States; and

         WHEREAS, Enterprises owns all of the issued and outstanding capital stock of each of TPI Restaurants, Inc., a Tennessee corporation ("TPIR"), TPI Entertainment, Inc., a Delaware corporation ("TPIE"), and TPI Insurance Corporation, a Hawaii corporation ("TPII") (each of TPIR, TPIE and TPII being sometimes hereinafter referred to as a "Company" and collectively as the "Companies"), which comprise substantially all of the properties and assets of Enterprises; and

         WHEREAS, the Companies and their respective subsidiaries (with the exception of TPIE) are engaged in the business of owning and/or operating or providing support services to one hundred eighty-eight (188) "Shoney's" and sixty-eight (68) "Captain D's" restaurants located at the addresses set forth on Schedule 1A to the Enterprises Disclosure Letter (each a "Restaurant" and, collectively, the "Restaurants"); and

         WHEREAS, TPAC desires to acquire from Enterprises, and Enterprises desires to transfer to TPAC, all of the issued and outstanding shares of capital stock of each of the Companies in exchange for Shoney's $1.00 par value voting common stock (hereinafter referred to as "Shoney's Common Stock") to be delivered on the Closing Date and the assumption of certain liabilities of Enterprises, all upon the terms and conditions hereinafter set forth; and







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         WHEREAS, the Boards of Directors of Shoney's, TPAC and Enterprises
deem it desirable, and in the best interest of their respective corporations and their shareholders, that the transactions contemplated by this Agreement be consummated and qualify as a "reorganization" under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions, covenants and grants herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         For purposes of this Agreement, in addition to the terms defined elsewhere herein, unless the context otherwise requires, the following terms shall have the meanings indicated:

         "Accounts Receivable" means all of the accounts and notes receivable owed to one of TPIR, TPIE, TPII or a TPIR Subsidiary.

         "Affiliate" means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "Asbestos" shall have the meaning set forth in Section 5.20(b).

         "Average Closing Market Price" means the average per share price of the last trade of Shoney's Common Stock on the NYSE as reported by The Wall Street Journal for the ten trading days immediately preceding the Closing Date; provided, however, that, if there shall be any material alteration in the present system of reporting sales of Shoney's Common Stock, or if Shoney's Common Stock shall no longer be listed on the NYSE, the market value per share of the Shoney's Common Stock as of a particular date shall be determined in such a method as may be mutually agreeable to the parties.

         "Cash Equivalent" means any item classified by Enterprises as a cash equivalent in accordance with GAAP.

         "Civil Action" means that certain litigation pending in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida styled Maxcell Telecom Plus, Inc., et al., v. McCaw Cellular Communications, Inc., et al.

         "Closing" means the consummation of the purchase and sale of all of the issued and outstanding shares of capital stock of the Companies as provided in this Agreement.


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         "Closing Date" means the second business day after the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived, or any other date that may be mutually agreed upon by the parties hereto.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272, Title X.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

         "Company" and "Companies" shall have the meaning set forth in the third recital of this Agreement.

          "Company Property" means either a Leased Property or an Owned Property. "Company Properties" means all such Leased Properties and Owned Properties, collectively.

         "Controls" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Enterprises" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Enterprises Common Stock" means Enterprises' $.01 par value voting common stock.

          "Enterprises' Counsel" means Shereff, Friedman, Hoffman & Goodman, LLP of New York, New York.

         "Enterprises' Disclosure Letter" means the Disclosure Letter delivered to Shoney's by Enterprises on or before the date hereof.

          "Enterprises 401(k) Plan" means the NationsBank Defined Contribution Master Plan and Trust Agreement.

         "Enterprises' Management Agreement" means the Management Services Agreement dated as of October 5, 1988 between TPIR and Enterprises.

          "Enterprises' Tax Sharing Arrangement" means the Tax Sharing Arrangement dated as of October 5, 1988 between TPIR (on its behalf and on behalf of its U.S. Subsidiaries) and Enterprises.

         "Enterprises Option" means an option to acquire Enterprises Common Stock granted under one of the Enterprises Stock Option Plans.

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          "Enterprises Stock Option Plan" means one of the following: Telcom
Equipment Corp. Incentive Stock Option Plan, Telcom Plus International, Inc. 1983 Stock Option Plan, Telcom Plus International, Inc. 1984 Stock Option Plan, 1992 TPI Enterprises, Inc. Stock Option and Incentive Plan and the TPI Enterprises, Inc. Non-Employee Directors Stock Option Plan. "Enterprises Stock Option Plans" means all such plans collectively.

          "Enterprises Stock Purchase Plan" means the TPI Enterprises, Inc. 1995 Employee Stock Purchase Plan.

         "Enterprises Warrants" means the warrants contained in that certain Warrant Purchase Agreement dated March 19, 1993 by and among Enterprises and The Bass Management Trust, Sid R. Bass Management Trust, TPI Investors, L.P., Lee M. Bass and The Airlie Group, L.P.

         "Environmental Laws" shall have the meaning set forth in Section 5.20.

         "Environmental Condition" means any condition at a Company Property which: (1) is in violation of applicable Environmental Laws; (2) involves the disposal, discharge, placement, generation or emission of Hazardous Materials prior to the Closing Date; or (3) is likely to result in a claim by any governmental or regulatory authority under applicable Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

         "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b),
(c), (m) or (o) of the Code, of which TPIR, TPIE, TPII or any TPIR Subsidiary also is a member.

         "Excess Repair and Maintenance Expenses" means the sum of (a) the amount by which actual repair and maintenance expenses incurred by Enterprises or TPIR for the year ended December 31, 1995 exceed $13,235,000; plus (b) the amount by which actual repair and maintenance expenses incurred by Enterprises or TPIR for the two periods ended February 25, 1996 exceed $1,457,000.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Ratio" shall mean the number of Exchange Shares divided by the number of Enterprises Common Stock outstanding on the Closing Date.

         "Exchange Shares" shall have the meaning set forth in Section 3.1.

         "FF&E" means furniture, fixtures, equipment, machinery, signage, inventories of china, glass and silver, utensils and small wares, uniforms, spare and replacement parts, trucks, automobiles and all other like personalty located at and/or used in connection with the operation of the Restaurants or the business(es) of any of the Companies.

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          "GAAP" means generally accepted accounting principles, consistently applied.

         "Gross Proceeds" means the cash actually received by Enterprises or its Affiliates from the defendants in the Civil Action through a final, non-appealable judgment or settlement.

         "Hazardous Materials" means and shall include, without limitation, hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. s. 9601(14), as amended by the Superfund Amendments and Reauthorization Act of 1986, hazardous wastes and hazardous constituents as defined in the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., substances or chemicals regulated under TSCA, 15 U.S.C. ss. 2601 et seq., hazardous substances as defined in the Clean Water Act, 33 U.S.C. s. 1321 (a)(14); hazardous air pollutants as defined in the Clean Air Act, 42 U.S.C. s. 7412(a)(6); hazardous substances and chemicals and extremely hazardous substances regulated under Emergency Planning and Community Right-to-know Act, 42 U.S.C. ss. 11001 et seq.; gasoline, petroleum, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other substance or material defined as of the date hereof as hazardous or toxic by any federal, state or local law, ordinance, rule or regulation, but excluding Asbestos.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1977, as amended.

         "Intercompany Accounts" means, collectively, all of the intercompany accounts payable and intercompany accounts receivable among Enterprises, the Remaining Subsidiaries, the Companies and the TPIR Subsidiaries.

         "Inventories" means, collectively, the inventories of food, paper and supplies, and other raw materials owned by one of the Companies or a TPIR Subsidiary, whether stored on or away from a Company Property.

         "Knowledge" means, with respect to any Person, to that Person's actual knowledge as of the date of this Agreement and, if the Person is a corporation, to the actual knowledge of the directors and executive officers of that Person as of the date of this Agreement.

         "Leased Property" means a property, the land and/or building for which is leased by one of TPIR, TPIE, TPII or a TPIR Subsidiary.

         "Litigation Expenses" means any and all expenses incurred after September 4, 1995 in instituting, prosecuting, defending any counterclaim with respect to, and, if applicable, negotiating a settlement of and settling the Civil Action (including, without limitation, attorneys' fees and expenses, witness fees, consulting fees and settlement sharing arrangements).

         "Marlin Claims" means obligations or causes of action between Marlin Services, Inc., Marlin Electric, Inc., d/b/a/ Marlin Services and their respective affiliates (collectively

                                       5





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"Marlin"), on the one hand, and Enterprises or TPIR, on the other hand, arising in connection with that certain Maintenance Services Agreement dated as of October 1, 1995 between Marlin and TPIR, including but not limited to obligations arising from the settlement or any judgment resulting from any such claims or as a result of any obligation to subcontractors retained by Marlin, together with expenses arising from the above, including attorney's fees incurred in prosecuting and defending any dispute or litigation regarding such claims.

         "Material Adverse Change" or "Material Adverse Effect" means, subject to the qualifications or limitations set forth in this definition, when used with respect to a Person, any change or effect that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the assets, condition (financial or otherwise) or results of operations of that Person. With respect to Enterprises, a Material Adverse Change or Material Adverse Effect shall not be deemed to have occurred unless a change, effect, condition or occurrence is or would reasonably be expected to materially adversely affect the ability of Enterprises to perform its obligations hereunder. For the purposes of this Agreement, a Material Adverse Change shall not be deemed to have occurred or a Material Adverse Effect shall not be deemed to exist with respect to TPIR, the TPIR Subsidiaries, TPIE and TPII, taken as a whole, unless a change or effect causes or results in a liability or expense in excess of $500,000. For the purposes of this Agreement, a Material Adverse Change shall not be deemed to have occurred or a Material Adverse Effect shall not be deemed to exist with respect to Shoney's and its Subsidiaries, taken as a whole, unless a change or effect causes or results in a liability or expense in excess of $500,000.

         "Net Proceeds" means the Gross Proceeds minus the Litigation Expenses.

         "NYSE" means the New York Stock Exchange.

          "Operating Committee" means a committee composed of four persons: two members of the Board of Directors of Enterprises designated by Shoney's, and two designees of Enterprises.

         "Owned Property" means a property, the land and/or building for which is owned in fee simple by one of TPIR, TPIE, TPII or a TPIR Subsidiary.

         "Person" means an individual, partnership, corporation, trust or other entity, or a government or agency or instrumentality thereof.

         "Private Debentures" means those $15,000,000 in principal amount outstanding of 5.00% convertible senior subordinated debentures due 2003 issued by Enterprises under that certain debenture purchase agreement dated as of March 19, 1993 among Enterprises, TPIR, as guarantor and the purchasers named therein.

         "Private Indenture" means that certain debenture purchase agreement dated as of March 19, 1993 among Enterprises, TPIR, as guarantor and the purchasers named therein pursuant to which the Private Debentures are issued.

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         "Public Debentures" means those $51,563,000 in principal amount outstanding of 8.25% convertible subordinated debentures due 2002 issued by Enterprises under that certain indenture dated as of July 15, 1992 among Enterprises, TPIR, as guarantor and NationsBank of Tennessee, N.A., as Trustee.

         "Public Indenture" means that certain indenture dated as of July 15, 1992 among Enterprises, TPIR, as guarantor and NationsBank of Tennessee, N.A., as Trustee pursuant to which the Public Debentures are issued.

          "Remaining Subsidiary" means one of Telecom Plus Shared Tenants Services Inc., a Delaware corporation, and Maxcell Telecom Plus, Inc., a Delaware corporation. "Remaining Subsidiaries" means Telecom Plus Shared Tenants Services Inc., a Delaware corporation, and Maxcell Telecom Plus, Inc., a Delaware corporation.

         "Restaurant" and "Restaurants" shall have the meanings set forth in the fourth recital of this Agreement.

         "Retained Repair and Maintenance Expenses" means the sum of (a) actual repair and maintenance expenses incurred by Enterprises or TPIR for the year ended December 31, 1995, not exceeding $13,235,000; plus (b) actual repair and maintenance expenses incurred by Enterprises or TPIR for the two periods ended February 25, 1996, not exceeding $1,457,000.

         "Securities Act" means the Securities Act of 1933, as amended.

          "Shoney's" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Shoney's Common Stock" shall have the meaning set forth in the fifth recital of this Agreement.

         "Shoney's Counsel" means Tuke Yopp & Sweeney of Nashville, Tennessee; provided, however, that with respect to the tax opinion referred to in Section 9.2.6(b), Shoney's Counsel shall mean Sullivan & Cromwell of New York, New York.

         "Shoney's Disclosure Letter" means the Disclosure Letter delivered to Enterprises by Shoney's on or before the date hereof.

          "Shoney's Stock Plan" means one of the following: the Shoney's, Inc. 1981 Stock Option Plan, the Shoney's Inc. Employee Stock Purchase Plan, the Shoney's, Inc. Stock Bonus Plan and the Shoney's, Inc. Non-Employee Director Stock Option Plan. "Shoney's Stock Plans" means all such plans, collectively.


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          "Specified Wind-up Expense" means one of the expenses in the respective estimated amount as described on Schedule 1(b) of the Enterprises Disclosure Letter. "Specified Wind-up Expenses" means all such expenses, collectively.

         "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean: (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and (b) liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity arrangement.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation of payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined, or unitary Tax Return which Tax Return includes TPIR, TPIE, TPII or any TPIR Subsidiary.

         "Termination Date" means June 30, 1996.

          "TPAC" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "TPAC Option" shall mean an option to purchase Shoney's Common Stock under a TPAC Stock Option Plan embodying the terms set forth in Section 3.4.2.

         "TPAC Warrants" means the warrants to purchase Shoney's Common Stock contained in that certain Warrant Purchase Agreement dated the Closing Date by and among TPAC and The Bass Management Trust, Sid R. Bass Management Trust, TPI Investors, L.P., Lee M. Bass and The Airlie Group, L.P. embodying the terms set forth in Section 3.4.3.

          "TPIE" shall have the meaning set forth in the third recital of this Agreement.

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         "TPIE Common Stock" means the common stock, $.01 par value per share, of TPIE.

          "TPII" shall have the meaning set forth in the third recital of this Agreement.

         "TPII Common Stock" means the issued and outstanding common stock, $1.00 par value per share, of TPII.

          "TPIR" shall have the meaning set forth in the third recital of this Agreement.

         "TPIR Bank Debt" means that indebtedness of TPIR outstanding under that certain second amended and restated credit agreement dated as of January 31, 1995, by and among TPIR, the banks party thereto, The Bank of New York, as Administrative Agent, and NationsBank of North Carolina, N.A., as Collateral Agent.

         "TPIR Common Stock" means the common stock, $.01 par value per share, of TPIR.

         "TPIR Preferred Stock" means the preferred stock, $.01 par value per share, of TPIR.

         "TPIR Subsidiary" and "TPIR Subsidiaries" shall have the meanings set forth in Section 5.1(b).

         "Voting Debt" means any bond, debenture, note or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote.

         All references herein to "Sections," "Schedules" and "Exhibits" shall, unless otherwise indicated, refer to the sections, schedules and exhibits which (through attachment, whether to this Agreement, the Enterprises Disclosure Letter or the Shoney's Disclosure Letter or incorporation by reference) are a part of this Agreement.

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                                  ARTICLE II

                           TRANSFERS BY ENTERPRISES

         Section 2.1 Enterprises' Assets. On the Closing Date, Enterprises shall transfer and deliver to Shoney's (or, if directed by Shoney's, to TPAC), subject to the terms and conditions set forth in this Agreement, free and clear of all liens, encumbrances, claims, pledges, or security interests, all of the issued and outstanding shares of TPIR Common Stock, TPIR Preferred Stock, TPIE Common Stock and TPII Common Stock, all Intercompany Accounts and all of the cash and Cash Equivalents of Enterprises and each of Enterprises' Subsidiaries, except the amount of cash permitted to be retained by Section
2.2 and Section 2.3. Shoney's agrees (and agrees to cause TPAC, if applicable) to accept the transfer from Enterprises of said shares, Intercompany Accounts and cash and Cash Equivalents subject to the terms and conditions of this Agreement.

         Section 2.2 Cash Retained to Pay Expenses. To pay the Specified Wind-up Expenses, Enterprises may retain in cash on the Closing Date an amount not to exceed $7,350,000.

          Section 2.3 Other Cash Retained. Subject to Section 2.4, Enterprises shall on the Closing Date retain from its assets the sum of $7,500,000.

         Section 2.4 Limit on Retained Cash. In no event shall the aggregate amount of cash retained by Enterprises pursuant to Section 2.3 exceed ten percent (10%) of the dollar amount determined by multiplying the number of Exchange Shares by the price of the last trade of a share of Shoney's Common Stock on the NYSE as reported by The Wall Street Journal on the last trading day prior to the Closing Date.

         Section 2.5 Transfer of Excess Cash to Shoney's. Promptly after payment of all of the Specified Wind-up Expenses that are to be paid from the cash withheld pursuant to Section 2.2 hereof, Enterprises shall deliver to Shoney's (or as directed by Shoney's, to TPAC) the cash remaining, if any, from the amount so withheld.



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                                  ARTICLE III

                              PAYMENT BY SHONEY'S

         Section 3.1 Transfer of Shoney's Shares. On the Closing Date, Shoney's shall, or shall cause TPAC to, deliver to Enterprises a stock certificate or stock certificates representing a number of shares of Shoney's Common Stock equal to: (a) Five Million Five Hundred Seventy Seven Thousand One Hundred Two (5,577,102); plus (b) (x) $10,000,000 divided by (y) the Average Closing Market Price, subject to adjustment as provided in Section 3.2 (the "Exchange Shares").

         Section 3.2       Adjustments.

                  Section 3.2.1 In the event of any reclassification, stock split or stock dividend with respect to Shoney's Common Stock, any change of the Shoney's Common Stock into other securities or any other dividend or distribution with respect to the Shoney's Common Stock, or if a record date with respect to any of the foregoing should occur, prior to the Closing, appropriate and proportionate adjustments, if any, shall be made to the number of Exchange Shares to be issued pursuant to this Agreement, and all references to such terms in this Agreement shall be deemed to be to such terms as so adjusted.

                  Section 3.2.2 In the event that, prior to the Closing Date, any Person exercises an option granted prior to September 1, 1995 under one of the Enterprises Stock Option Plans or exercises any Enterprises Warrants or converts any Public Debentures or Private Debentures into Enterprises Common Stock, in each case in accordance with the terms of the governing instruments and which were outstanding on the date hereof, Shoney's shall issue to Enterprises an additional number of shares of Shoney's Common Stock equal to: (a) the number of shares of Enterprises Common Stock issued pursuant to the exercise of such options, warrants or debentures multiplied by
         (b) the Exchange Ratio (as determined without reference to the adjustment required by this Section). In the event of such an adjustment, all references to "Exchange Shares" in this Agreement (except in the definition of Exchange Ratio) shall be deemed to be to such term as so adjusted.

                  Section 3.2.3 In the event that, after November 7, 1995 and prior to the Closing Date, any shares of Enterprises Common Stock are issued, transferred from treasury or allocated in connection with the Enterprises 401(k) Plan or the Enterprises Stock Purchase Plan, Shoney's shall issue to Enterprises an additional number of shares of Shoney's Common Stock equal to: (a) the number of shares of Enterprises Common Stock so issued multiplied by (b) the Exchange Ratio (as determined without reference to the adjustment required by this Section). In the event of such an adjustment, all references to "Exchange Shares" in this Agreement (except in the definition of Exchange Ratio) shall be deemed to be to such term as so adjusted.

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                  Section 3.2.4 In the event that Enterprises, solely by
         reason of Section 2.4, retains less than $7,500,000, Shoney's shall issue to Enterprises an additional number of shares of Shoney's Common Stock equal to: (a) the number of dollars less than $7,500,000 that Enterprises retains divided by (b) the Average Closing Market Price. In the event of such an adjustment, all references to "Exchange Shares" in this Agreement shall be deemed to be to such term as so adjusted.

                  Section 3.2.5 In the event (and only to the extent) that the Net Proceeds are required by TPIR's lenders to be used to permanently retire all or any portion of the TPIR Bank Debt, Shoney's shall issue to Enterprises an additional number of shares of Shoney's Common Stock equal to: (a) the amount (not to exceed: (x) that amount that may be retained by Enterprises pursuant to Section 2.2 and Section
         2.3 (as adjusted by Section 2.4); minus (y) that amount of cash and Cash Equivalents held by Enterprises at the Closing) by which the TPIR Bank Debt was permanently reduced using the Net Proceeds divided by (b) the Average Closing Market Price. In the event of such an adjustment, all references to "Exchange Shares" in this Agreement shall be deemed to be to such term as so adjusted.

         Section 3.3 No Fractional Securities. No certificates or scrip representing fractional shares of Shoney's Common Stock shall be issued pursuant to Section 3.2., and no Shoney's dividend or other distribution or stock split shall relate to any fractional security, and such fractional interests shall not entitle Enterprises to vote or to any rights of a security holder of Shoney's. In lieu of any such fractional securities, Enterprises will be paid an amount in cash (without interest) equal to the value of such fractional shares of Shoney's Common Stock.

         Section 3.4 Assumption of Enterprises' Liabilities. At the Closing, Shoney's shall (or at its option cause TPAC to) assume and pay, discharge, and perform when lawfully due the following liabilities, contracts, and other obligations of Enterprises as described below.

                  Section 3.4.1 Public Debentures. At the Closing, Shoney's shall (or at its option cause TPAC to) assume all of Enterprises' duties and obligations under the Public Indenture in accordance with its terms.

                  Section 3.4.2 Employee Stock Options. Each employee of Enterprises, TPIR, TPIE or TPII or the TPIR Subsidiaries who has outstanding at the Closing an Enterprises Option shall be issued a TPAC Option in exchange for such Enterprises Option as follows:

         (a) The number of shares of Shoney's Common Stock subject to the TPAC Option shall be that number of shares subject to the Enterprises Option for which the TPAC Option was exchanged multiplied by the Exchange Ratio.

         (b) The exercise price for the shares subject to the TPAC Option shall be the exercise price for the shares subject to the Enterprises Option for which the TPAC Option was exchanged divided by the Exchange Ratio.

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         (c)      In determining the vesting or exercisability, as well as the term, of any TPAC Option granted hereunder, the Grant Date of the TPAC Option shall be the original grant date of the Enterprises Option for which the TPAC Option was exchanged subject to any acceleration of vesting or exercisability of the Enterprises Option for which the TPAC Option was exchanged which occurs as a result of the Closing.

          Section 3.4.3 Enterprises Warrants. The holder of the Enterprises Warrants shall be issued TPAC Warrants in exchange for such Enterprises Warrants as follows:

         (a) The number of shares of Shoney's Common Stock subject to the TPAC Warrants shall be that number of shares subject to the Enterprises Warrants multiplied by the Exchange Ratio.

         (b) The exercise price for the shares subject to the TPAC Warrants shall be the exercise price for the shares subject to the Enterprises Warrants divided by the Exchange Ratio.

                  Section 3.4.4 Other Liabilities. At the Closing, Shoney's shall (or at its option cause TPAC to) assume all of Enterprises' duties and obligations under the liabilities set forth in Section
         3.4.4 of the Enterprises Disclosure Letter and shall (or at its option cause TPAC to) hold Enterprises harmless from any liabilities deriving from any duties, obligations or liabilities assumed pursuant to this Section 3.4.

         Section 3.5 No Assumption of Other Liabilities. Except as specifically set forth in Sections 3.4, 8.4 and 8.6, none of Shoney's, TPAC or any of their respective Affiliates shall assume or have any liability for any other liability or obligation of Enterprises or any of the Remaining Subsidiaries including, without limitation, any liability for Taxes.

         Section 3.6 Restriction on Sale and Distribution of Exchange Shares. Enterprises agrees that the Exchange Shares shall be distributed to Enterprises' shareholders and creditors in one or more distributions in connection with the complete liquidation of Enterprises, and that the Exchange Shares shall not otherwise be sold, transferred or exchanged. Any certificate issued to Enterprises representing all or any portion of the Exchange Shares will bear a legend to the foregoing effects, and Shoney's will instruct its transfer agent for the Shares to place appropriate stop orders on the stock transfer record to reflect such provisions. Upon request by Enterprises and certification that any proposed transferee is either an Enterprises shareholder or creditor, Shoney's shall instruct its transfer agent to execute any transfer instructions duly received from Enterprises.

         Section 3.7 Performance by Shoney's. If, pursuant to this Agreement, Shoney's elects to acquire (rather than causing TPAC to acquire) the assets and properties of Enterprises, all obligations and liabilities of TPAC hereunder shall be assumed and performed by Shoney's.

                                  ARTICLE IV

                                    CLOSING

         The Closing shall occur at the offices of Shoney's Counsel, Suite 1100 NationsBank Plaza, Nashville, Tennessee at 10:00 a.m., Nashville time, on the Closing Date.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF ENTERPRISES

         Enterprises represents and warrants to Shoney's and TPAC that:

         Section 5.1       Organization, Standing and Power.

         (a) Enterprises is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as now being conducted. Enterprises has no Subsidiaries other than those listed on Schedule 5.1(a) to the Enterprises Disclosure Letter. Enterprises is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Enterprises.

         (b) TPIR is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as now being conducted. TPIR has no Subsidiaries other than those listed on Schedule 5.1(b) to the Enterprises Disclosure Letter (each a "TPIR Subsidiary" and, collectively, the "TPIR Subsidiaries"). With the exception of the TPIR Subsidiaries, TPIR does not own any interest in any partnership or other entity. There are no outstanding contractual obligations of TPIR to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity. With the exception of the TPIR Subsidiaries, TPIR does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity. Each TPIR Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (which is set forth on Schedule 5.1(b) to the Enterprises Disclosure Letter) and has the requisite corporate power and authority to carry on its business as now being conducted. Each of TPIR and the TPIR Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where it owns or leases property, conducts business or where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (c) TPIE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. TPIE has no Subsidiaries. TPIE does not own any interest in any partnership or other entity. There are no outstanding contractual obligations of TPIE to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity. TPIE does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity. TPIE is duly qualified to do business and is in good standing in each jurisdiction where it owns or leases property, conducts business or where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (d) TPII is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii and has the requisite corporate power and authority to carry on its business as now being conducted. TPII has no Subsidiaries. TPII does not own any interest in any partnership or other entity. There are no outstanding contractual obligations of TPII to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity. TPII does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity. TPII is duly qualified to do business and is in good standing in each jurisdiction where it owns or leases property, conducts business or where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         Section 5.2       Capital Structure.

         (a) TPIR has authorized capital consisting of one thousand (1,000) shares of TPIR Common Stock, of which one hundred (100) shares are issued and outstanding and ten thousand (10,000) shares of TPIR Preferred Stock, all of which is issued and outstanding. TPIR has no other issued or authorized securities. There are no shares of TPIR Common Stock held in the treasury of TPIR. The issued and outstanding shares of TPIR Common Stock are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating TPIR to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of TPIR Common Stock. No former shareholder of TPIR or any corporation heretofore merged with or into TPIR has any claim or cause of action whatsoever against TPIR arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof that would have a Material Adverse Effect on TPIR. To Enterprises' Knowledge, no former shareholder of TPIR or any corporation heretofore merged with or into TPIR has any claim or cause of action whatsoever against TPIR not barred by the applicable statute of limitations arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof. To Enterprises' Knowledge, no former shareholder of TPIR or any corporation heretofore merged with or into TPIR shall come to have any claim or cause of action whatsoever against TPIR, Shoney's or TPAC, or any officer, director or shareholder of any such corporations, by virtue of, or in any way connected with, the transactions contemplated by this Agreement. All of the issued and outstanding TPIR Common Stock has been issued and sold in compliance with all federal and state securities laws. There are no preemptive rights in respect of TPIR Common Stock.

         (b) TPIE has authorized capital consisting of three million (3,000,000) shares of TPIE Common Stock, of which one thousand (1,000) shares are issued and outstanding and one million (1,000,000) shares of preferred stock, none of which is issued and outstanding. TPIE has no other issued or authorized securities. There are no shares of TPIE Common Stock held in the treasury of TPIE. The issued and outstanding shares of TPIE Common Stock are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating TPIE to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of TPIE Common Stock. No Person other than Enterprises has ever been a shareholder of TPIE. No corporation has heretofore merged with or into TPIE. All of the issued and outstanding TPIE Common Stock has been issued and sold in compliance with all federal and state securities laws. There are no preemptive rights in respect of TPIE Common Stock.

         (c) TPII has authorized capital consisting of two hundred fifty thousand (250,000) shares of TPII Common Stock, of one dollar ($1.00) par value each, all of which are issued and outstanding. TPII has no other issued or authorized securities. There are no shares of TPII Common Stock held in the treasury of TPII. The issued and outstanding shares of TPII Common Stock are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating TPII to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of TPII Common Stock. No Person other than Enterprises has ever been a shareholder of TPII. No corporation has heretofore merged with or into TPII. All of the issued and outstanding TPII Common Stock has been issued and sold in compliance with all federal and state securities laws. There are preemptive rights in respect of TPII Common Stock.

         (d) Each TPIR Subsidiary has authorized, issued and outstanding capital as set forth on Schedule 5.2(d) to the Enterprises Disclosure Letter. None of the TPIR Subsidiaries has any other issued or authorized securities. There are no shares of capital stock held in the treasury of any of the TPIR Subsidiaries. The issued and outstanding shares of each TPIR Subsidiary are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating any TPIR Subsidiary to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of stock of any TPIR Subsidiary. No former shareholder of any TPIR Subsidiary or any corporation heretofore merged with or into any TPIR Subsidiary has any claim or cause of action whatsoever against any TPIR Subsidiary arising or in any way connected with any occurrence or state of facts in existence prior to the date hereof, and no such former shareholder shall come to have any claim or cause of action whatsoever against any TPIR Subsidiary, TPIR, Enterprises, Shoney's or TPAC, or any officer, director or shareholder of any such corporations, by virtue of, or in any way connected with, the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of each TPIR Subsidiary has been issued and sold in compliance with all federal and state securities laws. Except as set forth on Schedule 5.2(d) to the Enterprises Disclosure Letter, there are no preemptive rights in respect of the capital stock of any TPIR Subsidiary.

         (e) Enterprises owns of record and beneficially all of the issued and outstanding TPIR Common Stock, TPIR Preferred Stock, TPIE Common Stock and TPII Common Stock and has the right and power to transfer and assign the TPIR Common Stock, TPIR Preferred Stock, TPIE Common Stock and TPII Common Stock free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of those liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests described in Schedule 5.2(e) to the Enterprises Disclosure Letter. Enterprises has the exclusive right, power and authority to vote the TPIR Common Stock, the TPIR Preferred Stock, the TPIE Common Stock and the TPII Common Stock. Enterprises is the sole shareholder of each of TPIR, TPIE and TPII and will remain and continue to be the sole shareholder of each of TPIR, TPIE and TPII through the Closing Date and will not sell, pledge or otherwise transfer or assign any of its stock in either of TPIR, TPIE or TPII prior to the Closing Date. Upon and effective with the Closing, subject to TPAC's satisfaction of the condition set forth in Section 9.3.3, TPAC will have good, valid and marketable title to all of the issued and outstanding capital stock of each of TPIR, TPIE and TPII free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of liens or encumbrances that may have been created or granted by Shoney's or TPAC.

         (f) TPIR owns of record and beneficially all of the issued and outstanding capital stock of each TPIR Subsidiary and has the right and power to transfer and assign shares of each TPIR Subsidiary free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of those liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests described in Schedule 5.2(f) to the Enterprises Disclosure Letter. TPIR has the exclusive right, power and authority to vote the shares of each TPIR Subsidiary. TPIR is the sole shareholder of each TPIR Subsidiary, and will remain and continue to be the sole shareholder through the Closing Date and will not sell, pledge or otherwise transfer or assign any of its stock in any TPIR Subsidiary prior to the Closing Date. Upon and effective with the Closing, subject to TPAC's satisfaction of the condition set forth in
Section 9.3.3, TPIR will have good, valid and marketable title to all of the issued and outstanding capital stock of each TPIR Subsidiary, free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of liens or encumbrances that may have been created or granted by Shoney's or TPAC.

         (g) Since September 1, 1995, none of TPIR, TPIE or TPII has declared, set aside, made or paid to Enterprises dividends or other distributions on the outstanding shares of TPIR Common Stock, TPIE Common Stock or TPII Common Stock, respectively, and none of TPIR, TPIE or TPII has any obligation to declare, set aside, make or pay to Enterprises dividends or other distributions on the outstanding shares of TPIR Common Stock, TPIE Common Stock or TPII Common Stock, respectively. Except with respect to the TPIR Preferred Stock, there are no amounts owed to Enterprises by either of TPIR, TPIE or TPII as a result of any previous declaration of any dividend or other distribution on any outstanding securities of any of TPIR, TPIE or TPII.

         Section 5.3       Authority; Non-Contravention.

         (a) Enterprises has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby requiring approval by its shareholders, Enterprises has all requisite corporate power and authorization to consummate the transactions contemplated hereby. Enterprises' execution and delivery of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, subject to such approval by Enterprises' shareholders. This Agreement has been duly executed and delivered by Enterprises and, subject to the satisfaction of the conditions applicable to Enterprises as forth herein, constitutes a valid and binding obligation of Enterprises, enforceable in accordance with its terms.

         (b) Except as set forth on Schedule 5.3(b) to the Enterprises Disclosure Letter, the execution and delivery of this Agreement by Enterprises does not and will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Enterprises or any of its Subsidiaries (including TPIR, TPIE, TPII and each of the TPIR Subsidiaries) under:

         (1) any provision of the Certificate of Incorporation or By-laws of either Enterprises, TPIR, TPIE or TPII;

         (2) any provision of the comparable charter or organization documents of any of the Remaining Subsidiaries or of the TPIR Subsidiaries;

         (3) to Enterprises' Knowledge, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Enterprises, any of the Remaining
                  Subsidiaries, TPIR, TPIE, TPII or any of the TPIR
                  Subsidiaries;

         (4) to Enterprises' Knowledge, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Enterprises, any of the Remaining Subsidiaries,

                  TPIR, TPIE, TPII or any of the TPIR Subsidiaries or any of their respective properties or assets;

other than, in the case of clauses (3) or (4), any such conflicts, violations, defaults, rights, loss of benefits, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPII, TPIE and the TPIR Subsidiaries, taken as a whole.

         (c) To Enterprises' Knowledge, no filing or registration with, or authorization, consent or approval of, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any of the TPIR Subsidiaries in connection with the execution and delivery of this Agreement by Enterprises or is necessary for the consummation of the transactions contemplated by this Agreement, except:

          (1) in connection, or in compliance, with the provisions of the HSR
              Act;

          (2) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act and applicable state securities or blue sky laws (the Securities Act, Exchange Act and such applicable state securities laws being hereinafter referred to collectively as "Securities Laws");

          (3) insurance regulatory filings with respect to TPII (the "Insurance Regulatory Approvals");

          (4) such filings, authorizations, orders and approvals as may be required by the Interstate Commerce Commission (the "ICC Filings"); and

          (5) such other filings, registrations, authorizations, consents or approvals, the failure to obtain which would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPII, TPIE and the TPIR Subsidiaries, taken as a whole.

         Section 5.4 Vote Required. The affirmative vote of a majority of the votes cast by holders of Enterprises Common Stock entitled to vote thereon is the only vote of the holders of any class or series of securities of either Enterprises or any of Enterprises' Subsidiaries (including, without limitation, TPIR, TPIE, TPII or any of the TPIR Subsidiaries) necessary to approve this Agreement and the transactions contemplated by this Agreement (assuming for purposes of this representation the accuracy of the representations contained in Section 6.6 (without giving effect to the knowledge qualification thereof)).

         Section 5.5 Opinion of Financial Advisor. Enterprises has received the opinion of Alex. Brown & Sons Incorporated (the "Enterprises Financial Advisor") to the effect that, as of the date hereof, the consideration to be received by Enterprises in exchange for the properties being transferred to TPAC, pursuant to the terms and conditions of this Agreement, is fair to Enterprises' shareholders from a financial point of view.

         Section 5.6 Ownership of Shoney's Common Stock. Except as set forth on Schedule 5.6 to the Enterprises Disclosure Letter, as of the date hereof, none of Enterprises or Enterprises Subsidiaries, nor, to Enterprises' Knowledge, any of their respective "Affiliates" or "Associates" (as such terms are defined under the Exchange Act): (a) beneficially owns, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding with any Person other than Shoney's for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Shoney's Common Stock.

         Section 5.7 Non-Applicability of Certain Provisions. Assuming the accuracy of the representation and warranty of Shoney's contained in Section 6.6, without giving effect to the knowledge qualification thereof, the anti-takeover restrictions of the Tennessee Investor Protection Act, the Delaware General Corporation Law, the Hawaii Corporate Takeovers Act, the Florida 1989 Business Corporation Act and the New Jersey Shareholders Protection Act do not apply to the execution and delivery of this Agreement by Enterprises or the consummation of the transactions contemplated by this Agreement.

         Section 5.8 Dissenters' Rights. As of the date of this Agreement, there were in excess of one thousand five hundred (1,500) holders of record of Enterprises Common Stock. No holder of Enterprises Common Stock will have any right to dissent from the exchange by Enterprises of the TPIR Common Stock, TPIR Preferred Stock, TPIE Common Stock, TPII Common Stock and Enterprises' cash and Cash Equivalents for the Exchange Shares or other consideration to be paid and/or assumed by TPAC and/or have any appraisal rights with respect to this Agreement and the transactions contemplated by this Agreement pursuant to any provision of the New Jersey Business Corporation Act (the "NJBCA").

         Section 5.9 Corporate Documents. The copies of the Articles of Incorporation or Charter, as the case may be, and By-laws of Enterprises, TPIR, TPIE, TPII and each of the TPIR Subsidiaries, which have been delivered to Shoney's and TPAC, are true, correct and complete copies of each of such Articles of Incorporation or Charter, as the case may be, and By-laws as in effect on the date hereof.

          Section 5.10 Company Financial Information. Enterprises has delivered to Shoney's and TPAC true and complete copies of the following (collectively, the "Company Financial Information"):

         AUDITED ANNUAL FINANCIAL STATEMENTS:


         ENTITY                                                                 FISCAL YEAR ENDED
         TPI Enterprises, Inc. and Subsidiaries - Consolidated                          12/25/94
         TPI Restaurants, Inc. and Subsidiaries - Consolidated                          12/25/94
         TPI Insurance Corporation                                                      12/25/94

         UNAUDITED ANNUAL FINANCIAL STATEMENTS
         (Balance Sheets, Statements of Operations and Statements of
         Cash Flows for:)

         ENTITY                                                                 PERIOD COVERED
         TPI Enterprises, Inc. and Subsidiaries - Consolidated                  Year ended 12/31/95
         TPI Restaurants, Inc. and Subsidiaries - Consolidated                  Year ended 12/31/95
         TPI Insurance Corporation                                              Year ended 12/31/95
         TPI Entertainment, Inc.                                                Year ended 12/31/95

         OTHER

         Consolidation worksheets for TPIR and Enterprises for the year ended 12/31/95.



To Enterprises' Knowledge, none of the Company Financial Information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which and as of the respective dates they were made, not misleading, except for such statements or omissions as would not have a Material Adverse Effect. To Enterprises' Knowledge, the financial statements (including the accompanying notes) included in any of the Company Financial Information, as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments.

As of December 31, 1995 none of Enterprises or any of its Subsidiaries had invested surplus cash in any investment other than a Cash Equivalent.

         Section 5.11 Information Supplied. None of the information supplied or to be supplied by Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement (as defined below in Section 8.1) will, to Enterprises' knowledge, at the time the Registration Statement is filed with the Securities and Exchange Commission (the "SEC") and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statements or omissions as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole; provided, however, that Enterprises is given a reasonable opportunity to review such information prior to filing and effectiveness. The Proxy Statement and the Registration Statement (except for such portions thereof that relate only to or contain information supplied by Shoney's), to Enterprises' knowledge, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information furnished by Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (which information is described on Schedule
5.11 to the Enterprises Disclosure Letter), to Enterprises' knowledge, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished and as of the date it was furnished, not misleading.

         Section 5.12 Compliance with Applicable Laws and Agreements. To Enterprises' Knowledge, TPIR, TPIE, TPII and each TPIR Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole (the "Company Permits"). To Enterprises' Knowledge, except as set forth on Schedule 5.12 to the Enterprises Disclosure Letter, each of TPIR, TPIE, TPII and each TPIR Subsidiary are in compliance with the terms of the Company Permits, except where the failure to be in compliance would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, the businesses of Enterprises, TPIR, TPIE, TPII and each of the TPIR Subsidiaries are not being conducted in conflict with, violation of or default under: (a) any law, ordinance, regulation, judgment or order of any Governmental Entity; or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Enterprises, TPIR, TPIE, TPII or any of the TPIR Subsidiaries is a party or by which Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary or any of their respective properties or assets is bound or affected, except for conflicts, violations or defaults which individually or in the aggregate would not result in a Material Adverse Effect on either Enterprises and the Remaining Subsidiaries, taken as a whole, or TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, no investigation or review by any Governmental Entity with respect to Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which will not have a Material Adverse Effect on either Enterprises and the Remaining Subsidiaries, taken as a whole or TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

          Section 5.13 Litigation. To Enterprises' Knowledge, except as set forth on Schedule 5.13 to the Enterprises Disclosure Letter:

         (a) There is no pending or threatened litigation relating to the TPIR Common Stock, the TPIR Preferred Stock, the TPIE Common Stock, the TPII Common Stock or any of the stock of any of the TPIR Subsidiaries, except for such litigation as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (b) There is no litigation, claim, suit, action, administrative or arbitration proceeding or controversy pending or threatened (whether or not from a Governmental Entity), nor is Enterprises in receipt of any inquiry, notice, citation, investigation or complaint from any Governmental Entity, which would have a Material Adverse Effect on Enterprises nor does Enterprises know of any occurrence or condition that might properly constitute a basis for such litigation or proceeding or such inquiry, notice, citation, investigation or complaint.

         (c) Enterprises is not subject to any judgment, order, writ, injunction or decree of any court or administrative agency which would have a Material Adverse Effect on Enterprises.

         (d) There is no litigation, claim, suit, action, administrative or arbitration proceeding or controversy pending or, to Enterprises' knowledge, threatened against TPIR, TPIE, TPII or any TPIR Subsidiary (whether or not from a Governmental Entity), nor is TPIR, TPIE, TPII or any TPIR Subsidiary in receipt of any inquiry, notice, citation, investigation or complaint from any Governmental Entity, which would have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, nor does Enterprises know or have reasonable grounds to know of any occurrence or condition that might properly constitute a basis for such litigation, proceeding or controversy or such inquiry, notice, citation, investigation or complaint, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (e) None of TPIR, TPIE, TPII or the TPIR Subsidiaries is subject to any judgment, order, writ, injunction or decree of any Governmental Entity that would have a Material Adverse Effect on TPIR, TPIE, TPII or the TPIR Subsidiaries, taken as a whole.

         Section 5.14 Insurance. To Enterprises' Knowledge, Enterprises, the Remaining Subsidiaries, TPIR, TPIE, TPII and the TPIR Subsidiaries maintain insurance against such risks and in such amounts as is customary (subject to reasonable deductibles) for Persons engaging in the businesses of Enterprises, its Subsidiaries, TPIR, TPIE, TPII and the TPIR Subsidiaries, except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, there is in full force and effect policies of insurance, which policies are described on
Schedule 5.14 to the Enterprises Disclosure Letter, to cover the business, assets and properties of TPIR, TPIE, TPII and each of the TPIR Subsidiaries from loss by fire, windstorm and extended coverage as well as insurance for general liability, product liability, automobile and workers' compensation. To Enterprises' Knowledge, Enterprises has provided or made available a list of all claims (including but not necessarily limited to workers' compensation, automobile and general liability and products liability) filed by or on behalf of TPIR, TPIE, TPII or any TPIR Subsidiary for insured losses prior to the date hereof which are pending and have not been disposed of and that are for amounts in excess of the applicable policy limits, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the

TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, none of Enterprises, the Remaining Subsidiaries, TPIR, TPIE, TPII or any of the TPIR Subsidiaries is in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for such defaults or failures that would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, none of Enterprises, the Remaining Subsidiaries, TPIR, TPIE, TPII or any of the TPIR Subsidiaries has received any notice of cancellation or termination in respect of any of its insurance policies that currently are in force. To Enterprises' Knowledge, except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIE Subsidiaries, taken as a whole, no litigation is presently pending against Enterprises, the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary is being defended by any insurance carrier under reservation of rights. To Enterprises' Knowledge, Enterprises' captive insurance Subsidiary, TPII, is adequately capitalized to insure against such risks as Enterprises reasonably believes necessary to conduct its business in accordance with the requirements of the Hawaii Insurance Code.

         Section 5.15      Properties.  To Enterprises' Knowledge:

         (a) TPIR, TPIE, TPII and/or one of the TPIR Subsidiaries owns fee simple absolute or leasehold title to each of the Owned Properties and Leased Properties, respectively, identified in Schedule 5.15(a) to the Enterprises Disclosure Letter, which constitutes all of the real estate properties owned by or leased by any of them, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (b) Schedule 5.15(b) to the Enterprises Disclosure Letter sets forth the term (including renewals), rent structure and other information as described thereon with respect to each lease of a Leased Property.

         (c) TPIR, TPIE, TPII and/or one of the TPIR Subsidiaries owns or leases all of the FF&E used in the businesses conducted by the Companies at the Company Properties reflected in the Company Financial Information as being owned or leased by TPIR, TPIE, TPII or one of the TPIR Subsidiaries, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. Schedule 5.15(c) to the Enterprises Disclosure Letter is a complete and accurate list and description of all the FF&E that TPIR, TPIE, TPII and each of the TPIR Subsidiaries own, lease, have agreed (or have an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, in each case the cost of which (on an individual item-by-item basis) exceeds $50,000. Each item of FF&E is in operating order, ordinary wear and tear excepted, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. At the Closing, the FF&E at each Company Restaurant will be adequate for the operation of such Company Restaurant, and such FF&E will be in operating condition, normal wear and tear excepted, except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (d) Each of the Owned Properties, each of the Leased Properties and each item of FF&E is owned or leased, as the case may be, free and clear of liens, mortgages or deeds of trust, claims against title, charges which may be liens, security interests or other encumbrances on title ("Encumbrances"), and is not subject to any easements, rights of way, written agreements, laws, ordinances and regulations materially affecting business use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") except for:

         (1)      Encumbrances and Property Restrictions set forth in
                  Schedule 5.15(d)(1) to the Enterprises Disclosure Letter;

         (2) Property Restrictions imposed or promulgated by law or any other Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely effect the current use of the property;

         (3) Encumbrances and Property Restrictions disclosed in existing title insurance policies or existing surveys (in either case copies of which title insurance policies and surveys have been made available to Shoney's and are listed on Schedule 5.15(d)(3)) to the Enterprises Disclosure Letter.

         (4) mechanics', carriers', workers' and repairmen's liens, property taxes not yet delinquent and other Encumbrances, Property Restrictions and limitations of any kind, if any, which, in the aggregate or individually, are not substantial in amount, do not materially interfere with the current use of the Company Properties, taken as a whole, subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, and which have arisen or been incurred only in the ordinary course of business.

         (e) Schedule 5.15(d)(3) to the Enterprises Disclosure Letter sets forth a schedule of existing policies of title insurance that have been issued insuring the fee simple absolute or leasehold title, as the case may be, to the Company Properties and the amounts of such policies. Subject only to the matters disclosed above, such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy, except as disclosed in Schedule 5.15(e) to the Enterprises Disclosure Letter.

         (f) Except as disclosed in Schedule 5.15(f) to the Enterprises Disclosure Letter or as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole:

                  (1) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any of the Company Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of the same;

                  (2) there is no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity;

                  (3)      there is no:

                           (i) structural defect relating to the Company
                            Properties; or

                           (ii) Company Property whose building systems are not in working order in any material respect; or

                           (iii) physical damage to any Company Property for which there is no insurance in effect covering the cost of the restoration;

                           in the case of any of (i), (ii) or (iii) that would that would require the expenditure of in excess of $100,000 at any one Company Property or that, in the aggregate, would that would require the expenditure of in excess of $250,000 at all Company Properties;

                  (4) there is no ongoing renovation or restoration of any Company Property the cost of which is reasonably expected to exceed $100,000; or

                  (5) there is no reason (by reason of any existing condition) why any Company Property would fail to satisfy ordinary and normal conditions and requirements of prudent and knowledgeable real estate lenders to qualify as a financeable property.

         (g) Except as described on Schedule 5.15(g) to the Enterprises Disclosure Letter, not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has received any notice to the effect that:

                  (1) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties; or

                  (2) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

         (h) Except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, all work to be performed, payments to be made and actions to be taken by Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any of the Company Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and there is no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

         (i) Except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, the Inventories of TPIR, TPIE, TPII and each of the TPIR Subsidiaries shown on the financial statements included in the Company Financial Information and which will be on hand on the Closing Date consist of items that are good and usable in the normal course of business and the values at which such inventories are carried at values that reflect the customary inventory valuation policies consistently applied of valuing inventories at lower of cost or market.

         (j) Except as set forth in Schedule 5.15 (j) to the Enterprises Disclosure Letter or as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, all Accounts Receivable other than intercompany receivables shown on the financial statements are good and collectible and arose in the ordinary course of business and reflect obligations of third party debtors.

         Section 5.16 Tax Matters. To Enterprises' Knowledge, except as set forth on Schedule 5.16 to the Enterprises Disclosure Letter, and except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole:

         (a) Each of TPIR, TPIE, TPII and each TPIR Subsidiary has filed or obtained timely extensions to file all Tax Returns which are required to be filed prior to the date of this Agreement, and such filed returns were true, complete and correct in all material respects. Each of TPIR, TPIE, TPII and each TPIR Subsidiary has paid all Taxes and other charges due or claimed to be due (whether or not requiring the filing of a return) to the extent that such Taxes are due prior to the date of this Agreement. The Tax Returns filed reflected all Taxes due and payable by TPIR, TPIE, TPII and each TPIR Subsidiary, as the case may be, with respect to the periods covered thereby and not one of TPIR, TPIE, TPII or any TPIR Subsidiary has any liabilities for Taxes with respect to such periods.

         (b) Each of TPIR, TPIE, TPII and the TPIR Subsidiaries are members of the affiliated group (as defined in Section 1504 of the Code) of which Enterprises is the common parent. Enterprises has included or will include TPIR, TPIE, TPII and each of the TPIR Subsidiaries in its consolidated federal income Tax Return and any combined state Tax Return required for the taxable year ended December 31, 1995, and for the taxable year of Enterprises that includes the Closing Date, and Enterprises has included TPIR, TPIE, TPII and each of the TPIR Subsidiaries in its consolidated, combined or unitary Tax Returns relating to state Taxes. None of TPIR, TPIE, TPII or the TPIR Subsidiaries has obtained an extension of time within which to file any Tax Return which has not yet been filed. None of Enterprises, the Remaining Subsidiaries, TPIR, TPIE, TPII or any of the TPIR Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which any of them does not file a Tax Return stating that it is subject to taxation by that jurisdiction. None of TPIR, TPIE, TPII or any of the TPIR Subsidiaries is required to file any Tax Return in any jurisdiction outside the United States or is the tax matters partner of any partnership.

         (c) The amounts accrued as liabilities for Taxes on the books of TPIR, TPIE, TPII and each of the TPIR Subsidiaries and reflected on financial statements included in the Company Financial Information are adequate to satisfy all material unpaid liabilities for Taxes of TPIR, TPIE, TPII and each TPIR Subsidiary through the date of such financial statements. There is no agreement, waiver or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes of any of TPIR, TPIE, TPII or any TPIR Subsidiary, which extension or waiver is still in effect. Enterprises has delivered to Shoney's and TPAC correct and complete copies of all examination reports, statements or deficiencies and similar documents prepared by any Tax authority that relate to the income, operations or business of any of TPIR, TPIE, TPII and each TPIR Subsidiary with respect to any period ending on or after December 30, 1992. All final adjustments made by the Internal Revenue Service with respect to any federal Tax Return of TPIR, TPIE, TPII or any TPIR Subsidiary (or which includes TPIR, TPIE, TPII or any TPIR Subsidiary) have been reported to the relevant state Tax authorities as required by law. Other than the Enterprises Tax Sharing Arrangement, none of TPIR, TPIE, TPII or any TPIR Subsidiary is a party to any Tax Sharing Arrangement allocation agreement with any entity. None of TPIR, TPIE, TPII or any TPIR Subsidiary: (i) has been a member of an affiliated group filing a consolidated federal Tax Return other than the affiliated group of which Enterprises is the common parent; or (ii) has liability for Taxes of any person other than Enterprises under Treasury Regulation ss. 1.1502-6 or any similar provision of state law, or as a transferee or successor, by contract or otherwise.

         Section 5.17 Certain Agreements. To Enterprises' Knowledge, except as disclosed on Schedule 5.17 to the Enterprises Disclosure Letter, none of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or the TPIR Subsidiaries is a party to any oral or written agreement or plan, including any employment, consulting, or severance agreement, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 5.18      Benefit Plans.

         (a) To Enterprises' Knowledge, except as disclosed on Schedule 5.18(a) to the Enterprises Disclosure Letter, none of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary provides, nor has an obligation to provide, or makes, nor has had an obligation to make, contributions to provide compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, one, or more than one, current or former employee or director of TPIR, TPIE, TPII or any TPIR Subsidiary or any of their dependents, other than any plans, programs or other arrangements which only provide for the payment of cash compensation currently from the general assets of TPIR, TPIE, TPII or any TPIR Subsidiary on a payday by payday basis as base salary or hourly wages for current services (individually a "Benefit Plan" and collectively the "Benefit Plans"). To Enterprises' Knowledge, each of the Benefit Plans and each other plan pursuant to which any current or former employee or director of TPIR, TPIE, TPII or any TPIR Subsidiary is entitled to any compensation or benefits is listed on Schedule 5.18(a) to the Enterprises Disclosure Letter.

          (b) To Enterprises' Knowledge, except as specifically described on
Schedule 5.18(b) to the Enterprises Disclosure Letter:

         (1) No ERISA Affiliate (other than TPIR, TPIE, TPII or any TPIR Subsidiary) provides, or has an obligation to provide, or makes, or has had an obligation to make, contributions to provide, compensation or benefits of or under any plan, program or arrangement which is subject to Title IV of ERISA ("ERISA Affiliate Title IV Plan").

         (2) Enterprises has furnished to Shoney's a true, complete and current copy of each written Benefit Plan and any amendments thereto, a complete description of each other Benefit Plan, and all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports and such other documentation with respect to any Benefit Plan as is reasonably requested by Shoney's or TPAC.

         (3) No assets have been set aside in a trust or other separate account to pay directly or indirectly any benefits under any Benefit Plan or to the extent assets have been set aside, all assets are shown on the books and records of such trust or separate account at their current fair market value.

         (4) Since January 1, 1991, each Benefit Plan and each ERISA Affiliate Title IV Plan has been established, maintained and administered in compliance with all applicable laws, except for such noncompliance that would not have a Material Adverse Effect upon TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. Not one of TPIR, TPIE, TPII or any TPIR Subsidiary has any duty or obligation to indemnify or hold any other person or entity harmless for any liability attributable to any acts or omissions by such person or entity with respect to any Benefit Plan or ERISA Affiliate Title IV Plan, other than indemnification of Benefit Plan fiduciaries under the terms of the Benefit Plan documents and corporate charters, bylaws and state corporate law.

         (5) Not one of TPIR, TPIE, TPII or any TPIR Subsidiary has incurred and no facts exist which are reasonably likely to result in any liability to TPIR, TPIE, TPII or any TPIR Subsidiary for any tax or penalty with respect to any Benefit Plan, ERISA Affiliate Title IV Plan or any group health plan (as described in section 5000 of the Code) of an ERISA Affiliate including, without limitation, any tax or penalty under ERISA or under the Code, any of which would have a Material Adverse Effect upon TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, and any deductions claimed by TPIR, TPIE, TPII or any TPIR Subsidiary with respect to contributions made to any Benefit Plan have been deductible in full on the income tax returns on which TPIR, TPIE, TPII or any TPIR Subsidiary has claimed such deduction.

         (6) Since January 1, 1991, not one of TPIR, TPIE, TPII or any TPIR Subsidiary has terminated or withdrawn from or sought a funding waiver with respect to, and no facts exist which could reasonably be expected to result in termination or withdrawal from or seeking a funding waiver with respect to, any Benefit Plan which is subject to Title IV of ERISA. Not one of TPIR, TPIE, TPII or any TPIR Subsidiary has incurred, and no facts exist which could reasonably be expected to result in, liability to TPIR, TPIE, TPII or any TPIR Subsidiary as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Title IV Plan.

         (7) There are no pending or, to Enterprises' knowledge, threatened claims under a Benefit Plan or ERISA Affiliate Title IV Plan which could reasonably be expected to result in liability to TPIR, TPIE, TPII or any TPIR Subsidiary (other than routine claims made in the ordinary course of plan or contract operations) or with respect to the employment or termination of employment or treatment of any employee or former employee, and not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has any notice or knowledge of any proposed or actual audit or investigation by any Governmental Entity with respect to any Benefit Plan or ERISA Affiliate Title IV Plan, any of which would have a Material Adverse Effect upon TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         (8) TPIR, TPIE, TPII and each TPIR Subsidiary has the right under the terms of each Benefit Plan and under applicable law to terminate any of such plans at any time, subject to applicable notice requirements, exclusively by action of TPIR, TPIE, TPII or the TPIR Subsidiary, as applicable, and no additional contributions would be required in order to properly effect the termination of such plan in accordance with the terms of any such plan and applicable law.

         (9) None of TPIR, TPIE, TPII or any TPIR Subsidiary makes or has made, or has or has had an obligation to make, or reimburses or has reimbursed, or has or has had an obligation to reimburse, another employer, directly or indirectly, for making, contributions to a multiemployer plan as described in Title IV of ERISA.

         (10) Section 280G of the Code shall not apply to any payments made by TPIR, TPIE, TPII or any TPIR Subsidiary as a result of the transactions contemplated by this Agreement, and there are no additional payments to or increase in vesting for any current or former employee or director or their dependents under any Benefit Plan or otherwise which will be triggered as a result of the change in the control of TPIR, TPIE, TPII or any TPIR Subsidiary contemplated by this Agreement.

         Section 5.19 Labor Matters. To Enterprises' Knowledge, not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union organization. To Enterprises' Knowledge, there is no unfair labor practice or labor arbitration proceeding pending or, to Enterprises' knowledge, threatened against Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary relating to their respective businesses that would result in a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary, except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has experienced within the last three years, any strike, work stoppage or interruption or obvious slowdown of production due to labor controversies of any material nature. To Enterprises' Knowledge, not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has any labor controversy in existence with respect to its business and operations that would result in a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has reason to believe that any strike, work stoppage, interruption or obvious slowdown of production or labor controversy of any nature is imminent or threatened with respect to its employees.

         Section 5.20      Environmental Matters.

         (a) To Enterprises' Knowledge, except as disclosed on Schedule 5.20 to the Enterprises Disclosure Letter and except as would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, at all times during the use and occupancy of any of the Company Properties by TPIR, TPIE, TPII or any of the TPIR Subsidiaries, as applicable, through and including the date of this Agreement:

         (1) not one of TPIR, TPIE, TPII or the TPIR Subsidiaries has used, stored or disposed of any Hazardous Materials, except in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings or charges thereunder or other governmental requirements (each, an "Environmental Law" and, collectively, the "Environmental Laws");

         (2) no former user of any Company Property or any third party has used, stored or disposed of any Hazardous Materials on or at any Company Property, except in compliance with all applicable Environmental Laws;

         (3) each of TPIR, TPIE, TPII and the TPIR Subsidiaries has complied with all applicable Environmental Laws in connection with its use and occupancy of each of the Company Properties;

         (4) not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has received any notice, citation, inquiry or advice from any Governmental Entity or any source whatsoever with respect to Hazardous Materials on, from or affecting any Company Property, other than with respect to matters that will require no further action on the part of any of TPIR, TPIE, TPII or any of the TPIR Subsidiaries;

         (5) there are no underground storage tanks, either active, out-of-service or abandoned, on any of the Company
                   Properties;

         (6) there has been no "release" as that term is defined in CERCLA, 42 U.S.C. ss. 9601(22), of any Hazardous Material at, on or adjoining any of the Company Properties; and

         (7) not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has received any notice, citation, inquiry or advice of any claim or potential claim arising out of the transportation, generation, use or disposal of Hazardous Materials at any of the Company Properties or at any other location, whether arising under the Environmental Laws, common law principles or other legal standards.

         (b) To Enterprises' Knowledge, except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, there is no asbestos or material containing asbestos ("Asbestos") in the buildings located on any of the Company Properties, and not one of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary has received any notice, citation, inquiry or advice from any Governmental Entity or any source whatsoever with respect to Asbestos on, affecting or installed in the buildings located on any of the Company Properties.

         (c) To Enterprises' Knowledge, each of Enterprises, Enterprises's Subsidiaries, TPIR, TPIE, TPII and the TPIR Subsidiaries has obtained or procured, and is in substantial compliance with, all licenses, permits, registrations, and governmental authorizations necessary to operate its respective properties under all applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect upon TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, Schedule 5.20 to the Enterprises Disclosure Letter lists all such material licenses, permits, registrations and government authorizations maintained by TPIR, TPIE, TPII or any of the TPIR Subsidiaries that are required by any Environmental Law.

         Section 5.21 Contracts and Commitments. To Enterprises' Knowledge, except: (i) with respect to contracts or agreements with Shoney's or Shoney's Subsidiaries; (ii) set forth on Schedule 5.21 to the Enterprises Disclosure Letter; and (iii) as otherwise would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, not one of TPIR, TPIE, TPII or any TPIR Subsidiary is a party to or bound by any:

         (a) contract or agreement involving amounts payable to or by TPIR, TPIE, TPII or any TPIR Subsidiary during any 12-month period that will aggregate $50,000 or more;

         (b) management, consultant or employment contract under which there are amounts payable by TPIR, TPIE, TPII or any TPIR Subsidiary during any 12-month period that will aggregate $50,000 or more;

         (c) contract obligating TPIR, TPIE, TPII or any TPIR Subsidiary to make severance or similar payments to any employee or officer of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary upon termination of employment or to make payments to any officer or employee of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary in excess of the officer's or employee's regular salary and reimbursement of ordinary business expenses;

         (d) contract or agreement with any distributor, dealer or sales representative that is not cancelable without liability to TPIR, TPIE, TPII or any TPIR Subsidiary on a maximum of thirty (30) days notice and under which there are amounts payable by TPIR, TPIE, TPII or any TPIR Subsidiary during any 12-month period that will aggregate $50,000 or more;

         (e) contract or agreement of any nature whatsoever with Enterprises, any Subsidiary of Enterprises or any of their respective Affiliates, with any past or present director or officer of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary, or any of their respective Affiliates, or with any person related to any past or present director or officer of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary;

         (f) contract or agreement relating to any loan, factoring or credit line;

         (g)      lease of real property other than those described on
Schedule 5.15(b) to the Enterprises Disclosure Letter;

         (h) lease of personal or mixed property under which TPIR, TPIE, TPII or any TPIR Subsidiary is a lessor or lessee involving payments by or to TPIR, TPIE, TPII or any TPIR Subsidiary in excess of $50,000 in any 12-month period;

         (i) joint venture, partnership or other agreement involving sharing of profits;

         (j) contract preventing TPIR, TPIE, TPII or any TPIR Subsidiary from carrying on its business anywhere in the world;

         (k) outstanding power of attorney empowering any person or entity to act on behalf of TPIR, TPIE, TPII or any TPIR Subsidiary;

         (l) outstanding offer or bid that, if accepted, would result in (x) a contract required to be disclosed pursuant to this Section 5.21, or (y) any other material contract or commitment;

         (m) purchase commitments, requirements or similar contracts (or series of related purchase commitments, requirements or similar contracts) involving amounts payable by TPIR, TPIE, TPII or any TPIR Subsidiary during any 12-month period that will aggregate $50,000 or more;

         (n) outstanding guaranty, subordination or other similar type of agreement, whether or not entered into in the ordinary course of business;

         (o) contract, commitment, or obligation otherwise material to the business of any of TPIR, TPIE, TPII or any TPIR Subsidiary or not made in the ordinary course of business; or

         (p) agreement with a Governmental Entity (including any conciliation agreement, consent decree or letter of commitment) other than agreements that are immaterial in amount or scope.

To Enterprises' Knowledge, Schedule 5.21 to the Enterprises Disclosure Letter describes the material terms of all oral contracts disclosed in Schedule 5.21 to the Enterprises Disclosure

Letter. To Enterprises' Knowledge, TPIR, TPIE, TPII and each TPIR Subsidiary has duly complied in all material respects with all provisions of every contract listed on Schedule 5.21 to the Enterprises Disclosure Letter (whether written or oral) to which TPIR, TPIE, TPII or any TPIR Subsidiary is a party and is not in default in any material respect as to any such contract, except where the failure to so comply or such default would not have a Material Adverse Effect upon TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, no condition or state of facts exists that, with notice or the passage of time, or both, would constitute such a default under any such contract, except for defaults that would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, all contracts and other agreements to which TPIR, TPIE, TPII or any TPIR Subsidiary is a party are in full force and effect and are enforceable by TPIR, TPIE, TPII or a TPIR Subsidiary, as applicable, in accordance with their terms against all other parties thereto, subject as to enforceability to bankruptcy, insolvency and similar laws affecting creditors's rights generally, except where the unenforceability would not have a Material Adverse Effect upon any of TPIR, TPIE, TPII, and the TPIR Subsidiaries, taken as a whole. To Enterprises' Knowledge, except as disclosed on Schedule 5.21 to the Enterprises Disclosure Letter, no loan payable by TPIR, TPIE, TPII or any TPIR Subsidiary provides for any prepayment penalty or premium. Copies of each such document described on Schedule 5.21 to the Enterprises Disclosure Letter will be delivered or made available to Shoney's and TPAC no later than ten (10) business days after the date of this Agreement.

         Section 5.22 Absence of Certain Changes or Events. To Enterprises' Knowledge, except as disclosed on Schedule 5.22 to the Enterprises Disclosure Letter and except as would not have a Material Adverse Effect on Enterprises and the Remaining Subsidiaries, taken as a whole, or on TPIR, TPIE, TPII, and the TPIR Subsidiaries, taken as a whole, since September 1, 1995, there has not been:

         (a) any declaration or payment of dividends on any capital stock of Enterprises, any Subsidiary of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary or any distribution with respect to, or in redemption of, any of the shares of capital stock of Enterprises, any Subsidiary of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary;

         (b) any sale or transfer of any assets or properties of Enterprises, any Subsidiary of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary except in the ordinary course of business consistent with past practice;

         (c) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of Enterprises, any Subsidiary of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary;

         (d) any Material Adverse Change in the condition (financial or otherwise) of properties, assets, liabilities, business or prospects of TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole, except as reflected in the Company Financial Information and except for declines in profitability subsequent to the date of the Company Financial Information but prior to the date of this Agreement of which Shoney's has been made aware;

         (e) any transaction other than in the ordinary course of business of TPIR, TPIE, TPII or any TPIR Subsidiary consistent with past practice;

         (f) any lease of personal or real property to or from any person, firm or entity with respect to which TPIR, TPIE, TPII or any TPIR Subsidiary is a party;

         (g) any amendment of the charter or bylaws of TPIR, TPIE, TPII or any TPIR Subsidiary;

         (h) the granting or filing of any lien, encumbrance or security interest against any of the shares of capital stock of either TPIR, TPIE, TPII or any TPIR Subsidiary or any of their respective properties or assets, real, personal or mixed, tangible or intangible;

         (i) any payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, or execution of any agreement with, officers or directors of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary;

         (j) any personal injury on any premises of TPIR, TPIE, TPII or any TPIR Subsidiary or in connection with their respective businesses that may give rise to a claim in excess of the applicable insurance coverage;

         (k) any increase in the compensation payable to or to become payable by TPIR, TPIE, TPII or any TPIR Subsidiary to any officer, employee or agent of Enterprises, TPIR, TPIE, TPII or any TPIR Subsidiary (including, without limitation, any increase in the discretionary matching under any 401(k) plan), except for normal compensation adjustments to salaries or wages to non-officers of TPIR, TPIE, TPII or any TPIR Subsidiary, and to officers of TPIR, TPIE, TPII or any TPIR Subsidiary as required by an applicable employment agreement, in each case made in the ordinary course of business consistent with past practice;

         (l) any payment, other than in the ordinary course of business of TPIR, TPIE, TPII or any TPIR Subsidiary consistent with past practice, under any insurance, pension or other benefit plan, program or arrangement made to, for or with any officer, employee or agent of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII or any TPIR Subsidiary;

         (m) any change in the method of accounting or accounting practice by TPIR, TPIE, TPII or any TPIR Subsidiary, except as required by generally accepted accounting principles;

         (n) issuance of any certificates or coupons that would entitle the bearer thereof to receive a reduction in the price of food and/or beverages consumed at any of the Restaurants or to receive such food and/or beverages free of charge, except in the ordinary course of business consistent with past practice;

         (o) any extension or modification of any agreement required to be disclosed by Section 5.21;

         (p) any investment of surplus cash by Enterprises or any of its Subsidiaries in any investment other than a Cash Equivalent;

         (q) any agreement, whether in writing or otherwise, to take any action described in this Section 5.22.

         Section 5.23 Bank Accounts. A true and correct list of all bank accounts of TPIR, TPIE, TPII and each TPIR Subsidiary is set forth on Schedule
5.23 to the Enterprises Disclosure Letter.

         Section 5.24 Books and Records. Enterprises has delivered or made available to Shoney's and TPAC what, to Enterprises' Knowledge, are true, correct and complete copies of the following items:

         (a) With respect to each parcel of real property listed in Schedule 5.15(a) to the Enterprises Disclosure Letter, the deed evidencing ownership of such property, each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to TPIR, TPIE, TPII or any TPIR Subsidiary of an option to purchase or lease such property, each lease and leasehold mortgage (if any) with respect to such property, and any title policies or commitments and surveys (if any) with respect to such property;

         (b) Each of the contracts, lease agreements, plans, instruments, reports or documents that are in writing and are listed in the Schedules attached hereto;

         (c) The pleadings and briefs filed in each pending suit or proceeding listed in Schedule 5.13 to the Enterprises Disclosure Letter and the judgments, orders, injunctions, decrees, stipulations and awards listed in said Schedule;

         (d) All federal income Tax Returns filed by TPIR, TPIE, TPII or any TPIR Subsidiary within the past four (4) years; and

         (e) True and correct copies of all stock records and corporate minutes of TPIR, TPIE, TPII and each TPIR Subsidiary.

         Section 5.25 No Brokers. Except as disclosed on Schedule 5.25 to the Enterprises Disclosure Letter, none of Enterprises, the Remaining
Subsidiaries, TPIR, TPIE, TPII, or any TPIR Subsidiary is a party to or bound by any contract, arrangement or understanding with any person or firm which may result in the obligation of TPIR, TPIE, TPII, any TPIR Subsidiary,

Shoney's or TPAC to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and there will be no claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.26 Absence of Undisclosed Liabilities. To Enterprises' Knowledge, except as and to the extent reflected or reserved against in the most recent financial statements contained in the Company Financial Information and since December 31, 1995, none of TPIR, TPIE, TPII or any of the TPIR Subsidiaries has incurred any liabilities of any kind whatsoever (including liabilities for Taxes, liabilities under ERISA, liabilities arising out of litigation, or liabilities arising out of violations of Environmental
Laws), whether accrued, absolute, contingent, determined, determinable or otherwise other than: (a) liabilities incurred in the ordinary course of business in accordance with past practice since December 31, 1995; (b) liabilities that have been repaid, discharged or otherwise extinguished; (c) liabilities under or contemplated by this Agreement; (d) liabilities disclosed on Schedule 5.26 to the Enterprises Disclosure Letter; (e) liabilities of a type not required to be recorded or disclosed in accordance with GAAP; (f) other liabilities in an amount not to exceed $500,000; and (g) liabilities described on any Schedule to this Agreement or to the Enterprises Disclosure Letter.

         Section 5.27 Representations Complete. None of the representations or warranties made by Enterprises herein contains, to Enterprises' Knowledge, or will contain at the Closing Date any untrue statement of a material fact or omits, to Enterprises' Knowledge, or will omit at the Closing Date to state any material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.


                                  ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF SHONEY'S AND TPAC

         Shoney's and TPAC, jointly and severally, represent and warrant to Enterprises that:

         Section 6.1 Organization, Standing and Power. Shoney's is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as defined herein) of Shoney's (including TPAC) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Shoney's and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Shoney's.

         Section 6.2       Capital Structure.

         (a) As of the date hereof, the authorized capital stock of Shoney's consists of 100,000,000 shares of Shoney's Common Stock. At the close of business on January 22, 1996:

         (1) 41,614,113 shares of Shoney's Common Stock were issued and outstanding;

         (2) 7,840,442 shares of Shoney's Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to the Shoney's Stock Plans;

         (3) 5,205,632 shares of Shoney's Common Stock were reserved for issuance upon the conversion of certain outstanding Liquid Yield Option Notes (the "LYONs"); and

         (4) no shares of Shoney's Common Stock were held by Shoney's in its treasury.

All outstanding shares of Shoney's Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (b) As of the date hereof, all of the issued and outstanding shares of capital stock of TPAC (the "TPAC Stock") are and, on the Closing Date, will be, directly owned by Shoney's. All outstanding shares of TPAC Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, there are not, and there will not be on the Closing Date, any outstanding options, warrants, calls, rights, commitments or any other agreements of any character to which TPAC is a party, or by which it is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of its capital stock, except as provided under this Agreement.

         (c) As of the date hereof, with the exception of the LYONs, no Voting Debt of Shoney's is issued or outstanding.

         (d) Except for those that are disclosed in the Shoney's SEC Documents (as defined in Section 6.9), Shoney's does not have any Subsidiaries or any interest in any other entity. All of the issued and outstanding capital stock in each of Shoney's Subsidiaries (including TPAC) is owned by Shoney's and is fully paid, nonassessable and not subject to preemptive rights.

         (e) As of the date hereof, except for options or awards outstanding under certain of the Shoney's Stock Plans, the conversion rights of the holders of the LYONs and as reflected in the Shoney's SEC Documents, there are no options, warrants, calls, rights, commitments or agreements of any character to which Shoney's or any of its Subsidiaries is a party or by which any of them is bound obligating Shoney's or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Shoney's Common Stock or any Voting Debt of Shoney's or any of its Subsidiaries, or obligating Shoney's or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement obligating Shoney's or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Shoney's Common Stock or any Voting Debt of Shoney's or any of its Subsidiaries, or obligating Shoney's or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, right or agreement. As of the date hereof, there are no outstanding contractual obligations of Shoney's or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Shoney's Common Stock.

         Section 6.3       Authority; Non-Contravention.

         (a) Each of Shoney's and TPAC has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby by Shoney's and TPAC's shareholders, each of Shoney's and TPAC has all requisite corporate power and authorization to consummate the transactions contemplated hereby. Shoney's and TPAC's execution and delivery of this Agreement and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, subject to such approval by Shoney's shareholders. This Agreement has been duly executed and delivered by Shoney's and TPAC and, subject to the satisfaction of the conditions applicable to them as set forth herein, constitutes a valid and binding obligation of Shoney's and TPAC, enforceable in accordance with its terms.

         (b) The execution and delivery of this Agreement by Shoney's and TPAC do not and will not, and the consummation by them of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Shoney's or any of its Subsidiaries (including TPAC) under:

         (1)      any provision of the Charter or By-laws of Shoney's;

         (2) any provision of the comparable charter or organization documents of any of Shoney's Subsidiaries (including TPAC);

         (3) to Shoney's Knowledge, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shoney's or any of its Subsidiaries (including
                  TPAC);

         (4) to Shoney's Knowledge, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shoney's or any of its Subsidiaries (including TPAC) or any of their respective properties or assets;

other than, in the case of clauses (3) or (4), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Shoney's or TPAC or materially impair the ability of either Shoney's or TPAC to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         (c) To Shoney's Knowledge, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Shoney's or any of its Subsidiaries (including TPAC) in connection with the execution and delivery of this Agreement by Shoney's and TPAC or is necessary for the consummation of the transactions contemplated by this Agreement, except for:

         (1) in connection, or in compliance, with the provisions of the HSR Act;

         (2)      in connection, or in compliance, with the Securities Laws;

         (3)      the Insurance Regulatory Filings;

         (4)      the ICC Filings; and

         (5) such other filings, registrations, authorizations, consents or approvals, the failure to obtain which would not have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole.

         Section 6.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Shoney's Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Shoney's securities necessary to approve this Agreement and the transactions contemplated by this Agreement (assuming for purposes of this representation the accuracy of the representations contained in Section 5.6 (without giving effect to the knowledge qualification thereof)). The affirmative vote of the holders of a majority of the outstanding shares of TPAC common stock entitled to vote thereon is the only vote of the holders of any class or series of TPAC securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

         Section 6.5 Opinion of Financial Advisor. Shoney's has received the opinion of Salomon Brothers Inc (the "Shoney's Financial Advisor") to the effect that, as of the date hereof, the consideration to be paid by Shoney's and/or TPAC in exchange for the properties being transferred to TPAC, pursuant to the terms and conditions of this Agreement, is fair to Shoney's shareholders from a financial point of view.

         Section 6.6 Ownership of Enterprises Common Stock. As of the date hereof, neither Shoney's, any of its Subsidiaries, nor, to Shoney's Knowledge, any of their respective "Affiliates" or "Associates" (as such terms are defined under the Exchange Act): (a) beneficially owns, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding with any person other than Enterprises for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Enterprises Common Stock.

         Section 6.7 Non-Applicability of Certain Provisions. Assuming the accuracy of the representation and warranty of Enterprises contained in
Section 5.6, without giving effect to the knowledge qualification thereof, the restrictions on business combinations imposed by the Tennessee Business Combination Act do not apply to the execution and delivery of this Agreement by Shoney's or TPAC or the consummation of the transactions contemplated by this Agreement by Shoney's or TPAC.

         Section 6.8 Corporate Documents. The copies of the Charter and By-laws of Shoney's, which have been delivered to Enterprises, are true, correct and complete copies of the Charter and By-laws of Shoney's in effect on the date hereof.

         Section 6.9 Dissenters' Rights. As of the date of this Agreement, Shoney's Common Stock was listed on the NYSE, which is a "national securities exchange". No holder of Shoney's Common Stock will have any right to dissent from the consummation of the transactions contemplated by this Agreement and/or have any appraisal rights with respect to the transactions contemplated by this Agreement pursuant to any provision of the TBCA.

         Section 6.10 SEC Documents. Shoney's and TPAC have delivered to Enterprises true and complete copies of each report, schedule, registration statement and definitive proxy statement filed with the SEC by or with respect to Shoney's or any of its Subsidiaries (as any such document has since the time of its filing been amended, the "Shoney's SEC Documents") since January 1, 1993, which are all the documents (other than preliminary material) that were required to be filed with the SEC by Shoney's or any of its Subsidiaries since such date. To Shoney's Knowledge, each of the Shoney's SEC Documents, as of its respective date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Shoney's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements or omissions as would not have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole. To Shoney's Knowledge, the financial statements (including the accompanying notes) included in any of the Shoney's SEC Documents, as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Shoney's and Shoney's consolidated Subsidiaries as of the dates thereof and the consolidated results of the operations and cash flows of Shoney's and Shoney's consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments described therein). To Shoney's Knowledge, all material agreements, contracts and other documents required to be filed as exhibits to any of the Shoney's SEC Documents have been so filed. Since January 1, 1993, Shoney's has timely filed with the SEC all reports, registration statements and other filings required to be filed by the SEC's rules and regulations.

         Section 6.11 Information Supplied. None of the information supplied or to be supplied by Shoney's or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement (as defined below in Section 8.1) will, to Shoney's knowledge, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statements or omissions as would not have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole. The Proxy Statement and the Registration Statement (except for such portions thereof that relate only to or contain information supplied by Enterprises), to Shoney's knowledge, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. No information furnished by Shoney's or any of its Subsidiaries in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, to Shoney's knowledge, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished and as of the date it was furnished, not misleading.

         Section 6.12 Compliance with Applicable Laws and Agreements. To Shoney's Knowledge, Shoney's and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Shoney's and each of its Subsidiaries, taken as a whole (the "Shoney's Permits"). To Shoney's Knowledge, Shoney's and each of its Subsidiaries are in compliance in all material respects with the terms of the Shoney's Permits. To Shoney's Knowledge, the businesses of Shoney's and each of its Subsidiaries are not being conducted in conflict with, violation of or default under: (a) any law, ordinance, regulation, judgment or order of any Governmental Entity; or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shoney's or any of its Subsidiaries is a party or by which Shoney's or any of its Subsidiaries or any property or asset of Shoney's or any of its Subsidiaries is bound or affected, except for conflicts, violations or defaults which individually or in the aggregate would not result in a Material Adverse Effect on Shoney's or materially impair the ability of Shoney's to perform its obligations under this Agreement, or prevent the consummation of any of the transactions contemplated hereby. To Shoney's Knowledge, no investigation or review by any Governmental Entity with respect to Shoney's or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which will not have a Material Adverse Effect on Shoney's.

         Section 6.13 Absence of Certain Changes or Events. To Shoney's Knowledge, except as set forth in Shoney's SEC Documents and except as would not have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole, since January 22, 1996, there has not been:

         (a) any damage, destruction or loss, whether covered by insurance or not, which has had a Material Adverse Effect on Shoney's;

         (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any of Shoney's capital stock; or

         (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate having a Material Adverse Effect on Shoney's.

         Section 6.14 Absence of Undisclosed Liabilities. To Shoney's Knowledge, except as and to the extent reflected or reserved against in the most recent financial statements contained in or disclosed in the Shoney's SEC Documents and since January 29, 1996, neither Shoney's nor its Subsidiaries has incurred any liabilities of any kind whatsoever (including liabilities for Taxes, liabilities under ERISA, liabilities arising out of litigation, or liabilities arising out of violations of Environmental Laws), whether accrued, absolute, contingent, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole, other than: (a) liabilities incurred in the ordinary course of business in accordance with past practice since January 29, 1996; (b) liabilities that have been repaid, discharged or otherwise extinguished; and (c) liabilities under or contemplated by this Agreement.

         Section 6.15 No Brokers. Except for Shoney's Financial Advisor, none of Shoney's or its Subsidiaries is a party to or bound by any contract, arrangement or understanding with any person or firm which may result in the obligation of Enterprises to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and there will be no claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 6.16 Representations Complete. None of the representations or warranties made by Shoney's or TPAC herein contains, to Shoney's Knowledge, or will contain on the Closing Date any untrue statement of a material fact or omits, to Shoney's Knowledge, or will omit on the Closing Date to state any material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.

                                  ARTICLE VII

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 7.1        Acquisition Proposals.
         -----------        Prior to the Closing Date, Enterprises agrees:

         (a) that neither it nor any of its Subsidiaries or Affiliates shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries or Affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or the equity securities of, Enterprises or any of its Subsidiaries or Affiliates, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

         (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and

         (c) that it will notify Shoney's immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it;

provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of Enterprises from:

         (a) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that:

         (1) the Board of Directors of such party determines in good faith, based on the advice of Enterprises' Counsel, or such other counsel reasonably acceptable to the Shoney's, that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law; and

         (2) subject to the exercise of fiduciary duties of Enterprises' Board of Directors, the requirements of the federal securities laws and any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for Enterprises' Board of Directors to comply with its fiduciary duties to shareholders imposed by law), such party keeps the other party to this Agreement informed of the status (not the terms) of any such discussions or negotiations; and

         (b) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

Nothing in this Section 7.1 shall: (x) permit Enterprises to terminate this Agreement (except as specifically provided in Article X hereof) or (y) permit Enterprises or any of its Subsidiaries to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, none of Enterprises or its Subsidiaries shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)).

         Section 7.2       Conduct of Businesses.

         (a) Prior to the Closing Date, unless Shoney's has been notified at least 5 business days in advance thereof and has not objected in writing thereto, Enterprises shall and shall cause each of TPIR, TPIE, TPII and each TPIR Subsidiary to:

                  (1) subject to Section 9.2.3(c) hereof, use their reasonable efforts, and shall cause each of their respective Subsidiaries and Affiliates to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                  (2) confer on a regular basis with one or more representatives of Shoney's to report operational matters of materiality and, subject to Section 7.1, any proposals to engage in material transactions;

                  (3) promptly notify Shoney's of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

                  (4) promptly deliver to Shoney's true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (5) conduct operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clause (6) below;

                  (6) not acquire, enter into an option to acquire or lease or exercise an option or contract to acquire or lease additional real property, incur additional indebtedness for borrowed money (other than under the TPIR Bank Debt to fund operations in the ordinary course of business consistent with past practice), encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, restaurant or other real estate projects;

                  (7) maintain in the ordinary course of business, their respective properties in their current condition of repair, ordinary wear and tear excepted, and assure that each of the Company Properties, at the Closing Date, has sufficient FF&E and Inventories to enable it to be operated in the usual and ordinary course of business;

                  (8) maintain their books of account and records relating to their respective operations in the usual, regular and ordinary manner on a basis consistent with past practices and not to make any changes in their accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

                  (9) pay when due and payable all Taxes and assessments relating to the operation of TPIR, TPIE, TPII and each TPIR Subsidiary during taxable periods ending on or before such Closing Date and file all Tax Returns relating to such Taxes and assessments as required by Section 8.7;

                  (10) except in the ordinary course of business in accordance with past practice, not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate or personal property Taxes assessed against any assets of TPIR, TPIE, TPII or any TPIR Subsidiary for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period;

                  (11) not amend their respective Articles of Incorporation or Bylaws;

                  (12) not: (i) issue, transfer from treasury or allocate any additional shares of capital stock (except pursuant to the Enterprises Stock Purchase Plan, the Enterprises 401(k) Plan, the exercise of options granted under one of the Enterprises Stock Option Plans, the exercise of the Enterprises Warrants or the conversion of any of the Public Debentures or the Private Debentures), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of the capital stock of TPIR, TPIE, TPII or any TPIR Subsidiary; (iii) increase any compensation (except as may be required by an applicable contract) or enter into or amend any employment agreement with any of their respective present or future officers or directors; (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan, supplemental employee retirement plan or severance arrangement), amend any existing employee benefit plan, program or practice or the individual benefits provided to any individual employee in any material respect,

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




         except for changes which are less favorable to participants in such plans or terminate any existing employee benefit plan; or (v) increase discretionary matching under any 401(k) Plan;

                  (13) not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the capital stock of TPIR, TPIE, TPII or any TPIR Subsidiary, or make any commitment for any such action; provided, however, that, notwithstanding the foregoing, there is hereby permitted the transfer of funds from any of TPIR, TPIE, TPII or the TPIR Subsidiaries to Enterprises sufficient to satisfy when due all payment obligations of Enterprises or TPIR in respect of the Public Debentures (including, without limitation, the payment of principal, premium, if any, interest or the Repurchase Price or the Redemption Price (as such terms are defined in the Public Indenture) or the Private Debentures (including, without limitation, the payment of principal, premium, if any and interest);

                 (14) not sell, lease or otherwise dispose of: (i) any Company Property; or (ii) except in the ordinary course of business, any assets with a value greater than $100,000;

                 (15) not make any loans, advances or capital contributions to, or investments in, any other person or entity (other than intercompany loans, advances, contributions or investments in the ordinary course of business consistent with past practice and as approved by the Operating Committee);

                 (16) except as set forth in Schedule 7.2, not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) included in the Company Financial Information or incurred in the ordinary course of business consistent with past practice;

                 (17) not enter into any commitment (or series of related commitments) to purchase goods or services extending beyond July 31, 1996 which may result in total payments by or liability to it in excess of $100,000 (excluding commitments: (a) to purchase food products in quantities that are necessary to meet TPIR's anticipated needs to participate in product promotions as part of the Shoney's system; or (b) that are approved in writing by Shoney's);

                 (18) not enter into any commitment with any officer, director or consultant of Enterprises, any of the Remaining Subsidiaries, TPIR, TPIE, TPII, any TPIR Subsidiary or any of their respective Affiliates;

                  (19) (i) not use, transport, store, dispose of or in any manner deal with Hazardous Materials, except in compliance in all material respects with all applicable

         Environmental Laws; (ii) comply in all material respects with all applicable Environmental Laws, and to keep all Company Properties free and clear of any liens imposed pursuant to such Environmental Laws; and (iii) not install, or permit to be installed, Asbestos on any Company Property;

                  (20) notify Shoney's and TPAC in writing as soon as possible upon receipt of any notices from any persons, entities or Governmental Entities pertaining to Hazardous Materials on, from or affecting any Company Property or to alleged illegal activities or conditions at any of the Company Properties or operations;

                  (21) not cancel any debts owed to TPIR, TPIE, TPII or any TPIR Subsidiary other than intercompany receivables due from Enterprises;

                  (22) not enter into any contract or agreement of the type described in Section 5.21 or Section 5.22 (except using a $100,000 threshold for contracts or agreements which would otherwise be subject to a $50,000 threshold);

                  (23) not pay the Specified Wind-up Expenses in an amount in excess of the aggregate amount set forth in the Enterprises Disclosure Letter;

                  (24) except pursuant to Shoney's marketing plans or Enterprises' marketing plans described on Schedule 7.2(a)(24) to the Enterprises Disclosure Letter, not issue any certificates or coupons that would entitle the bearer thereof to receive a reduction in the price of food and/or beverages consumed at any of the Restaurants or to receive such food and/or beverages free of charge;

                  (25) not invest cash in any investment other than a Cash Equivalent;

                  (26)     not allow Accounts Receivable to exceed $1,500,000;

                  (27) prior to the Closing Date, to record on their books appropriate charges in accordance with GAAP with respect to any Inventories that are obsolete, spoiled or unusable and with respect to any Accounts Receivable that are not anticipated to be collected; and

                  (28) not do any act, omit to do any act or permit any act within the control of TPIR, TPIE, TPII or any TPIR Subsidiary which will cause a breach of any representation, warranty, covenant or agreement contained in this Agreement.

         (b) If Shoney's is notified of a proposed action under Section 7.2(a) and objects in writing within the time period set forth, the matter shall be resolved by the Operating Committee.

         (c) Prior to the Closing Date, unless Enterprises has consented in writing thereto, Shoney's:

                  (1) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries and Affiliates to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                  (2) shall promptly notify Enterprises of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

                  (3) shall promptly deliver to Enterprises true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (4) shall not, and shall not permit any of its Subsidiaries to, amend their respective Articles of Incorporation or Bylaws; provided that TPAC may amend its Articles of Incorporation or Bylaws for the sole purpose(s) of changing its name and /or authorizing the issuance of preferred stock;

                  (5) Shall not: (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any additional shares of Shoney's Common Stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction; or (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Shoney's Common Stock, other than (x) options granted pursuant to and in accordance with Shoney's Stock Plans as in effect on the date hereof, (y) options, redemption or conversion rights granted in connection with the acquisition of properties by Shoney's or (z) shares of Shoney's Common Stock granted pursuant to existing employee benefit plans of Shoney's;

                  (6) Shall not: (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to the Shoney's Common Stock; or (ii) except in connection with Shoney's Stock Plans or the use of shares of Shoney's Common Stock to pay the exercise price or tax withholding in connection with Shoney's Stock Plans, directly or indirectly redeem, purchase or otherwise acquire any Shoney's Common Stock or any of the shares of capital stock of any of its Subsidiaries, or make any commitment for any such action;

                  (7) Shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of their respective properties other than: (i) in the ordinary course of business; or (ii) sales, leases or disposals of assets which are not material, individually or in the aggregate;

                  (8) Shall cause TPAC to take all necessary corporate action to consummate the transactions contemplated hereby;

                  (9) Shall not, and shall not permit any of its Subsidiaries to acquire or commit to acquire, from the date of this Agreement until the Closing Date, more than twenty (20) restaurants from third parties or make any other material acquisition; and

                  (10) Shall not, and shall not permit any of its Subsidiaries to do any act or permit any act within the control of Shoney's or any of its Subsidiaries which will cause a breach of any representation, warranty, covenant or agreement contained in this Agreement.

         (d) On the Closing Date, Shoney's shall cause TPAC to satisfy or discharge the TPIR Bank Debt and the Private Debentures.

         (e) Shoney's shall use its best efforts to satisfy the conditions set forth in Section 9.1.2 (with respect to Shoney's lenders) and to obtain the commitment letter referenced in Section 9.2.10 prior to April 30, 1996. Upon its receipt, Shoney's shall deliver to Enterprises a copy of the commitment letter referenced in Section 9.2.10.

         Section 7.3 Meetings of Shareholders. Each of Shoney's and Enterprises will take all action necessary in accordance with applicable law, the rules and regulations of any national securities exchange upon which its common stock is listed and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon: (a) in the case of Shoney's, the approval (separate from the approval of any other transaction) of this Agreement and the transactions contemplated hereby (including the issuance of the Exchange Shares); and (b) in the case of Enterprises, the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Shoney's and the Board of Directors of Enterprises (consistent with their respective fiduciary obligations) each shall recommend such approval, and Shoney's and Enterprises each shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 8.1); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Shoney's or the Board of Directors of Enterprises, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law. Shoney's and Enterprises shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day. It shall be a condition to the mailing of the Proxy Statement that: (a) Shoney's shall have received a "comfort" letter from Deloitte & Touche, LLP, independent public accountants for Enterprises, dated as of a date within two business days before the date on which the Registration Statement (as defined in Section 8.1) shall become effective, with respect to the financial statements of Enterprises included in the

Proxy Statement, in form and substance reasonably satisfactory to Shoney's, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement; and (b) Enterprises shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Shoney's, dated as of a date within two business days before the date on which the Registration Statement shall become effective, with respect to the financial statements of Shoney's included in the Proxy Statement, in form and substance reasonably satisfactory to Enterprises, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

         Section 7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Enterprises and Shoney's shall, and shall cause each of their respective Subsidiaries: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to this Agreement and the transactions contemplated by this Agreement; (b) use all reasonable efforts to cooperate with one another in: (1) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations ((a) and (b) together, collectively, "Regulatory Filings"); (c) use their best efforts to obtain in writing any consents and financing commitments required from third parties in form reasonably satisfactory to Enterprises and Shoney's necessary to effectuate the transactions contemplated by this Agreement, including, without limitations, the consent or approval of their respective lenders; and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, satisfaction of the conditions set forth in
Article IX below. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Shoney's and Enterprises shall take all such necessary action.

         Section 7.5 Due Diligence; Inspection of Records and Properties. From the date hereof to the Closing Date, each of Enterprises and Shoney's shall allow all designated officers, employees, attorneys, accountants and other representatives of the other access at all reasonable times to all its properties, records, files, correspondence, audits (including, without limitation, workpapers of independent auditors), as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Enterprises and Shoney's and their respective Subsidiaries as such other party may reasonably request. Each party will hold all information about the other party obtained by them in connection with the transactions contemplated hereby which is non-public in confidence to the extent required by, and in accordance with, the provisions relating to the confidentiality of information contained in the letters, each dated July 26, 1995, between Enterprises and Shoney's

(the "Confidentiality Agreements"), as if herein stated in the first instance, provided that any provisions therein relating to termination shall be extended for six months after the original termination date.

         Section 7.6 Listing Application. Shoney's shall promptly prepare and submit to the NYSE a listing application covering the Exchange Shares, and shall use its reasonable efforts to obtain, prior to the Closing Date, approval for the listing of such securities, subject to official notice of issuance.

         Section 7.7 Legal Conditions to Exchange. Subject to the terms and conditions herein provided, each of Enterprises and Shoney's shall, and shall cause each of their respective Subsidiaries to, use all reasonable efforts:
(a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Agreement and to consummate the transactions contemplated hereby, subject to the appropriate votes of its shareholders described herein; and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement. Each of Enterprises and Shoney's will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

         Section 7.8 Supplemental Disclosure Schedules. Each of Shoney's and Enterprises shall supplement the Schedules to this Agreement, the Enterprises Disclosure Letter and the Shoney's Disclosure Letter as of the Closing Date to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Closing Date, each of Shoney's and Enterprises will promptly deliver to the other party such amendments or supplements to the Schedules to this Agreement, the Enterprises Disclosure Letter and the Shoney's Disclosure Letter as may be necessary to make the Schedules accurate and complete in all material respects as of the Closing Date; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IX of this Agreement.

         Section 7.9 Dissolution. From and after the Closing Date, Enterprises will not engage in any business other than with respect to winding up the affairs of Enterprises and the Remaining Subsidiaries, will promptly liquidate and dissolve as a corporation, and will distribute the Exchange Shares to its shareholders in complete cancellation and redemption of their shares of Enterprises Common Stock, except that Enterprises shall not distribute any fractional interests in shares of Shoney's Common Stock but shall arrange for the orderly sale, for the account of its shareholders, of a sufficient number of Exchange Shares to enable it to distribute cash in lieu of fractional interests to which its shareholders would otherwise be entitled.

         Section 7.10 COBRA Benefits. Following the Closing Date, TPAC shall offer the Enterprises employees listed on Schedule 7.10 of the Enterprises Disclosure Letter benefits required by COBRA.

         Section 7.11 Certain Notices. From and after the Closing Date, TPAC shall promptly notify Enterprises of all exercises of TPAC Options and TPAC Warrants and all conversions of the Public Debentures or Private Debentures.

         Section 7.12 Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated by this Agreement.


                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         Section 8.1 Preparation of Registration and Proxy Statements. Shoney's and Enterprises shall cooperate and promptly prepare and Shoney's shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the issuance and distribution of the Exchange Shares, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the shareholders of Enterprises and of Shoney's in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement"). Shoney's and Enterprises will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Shoney's shall use all reasonable efforts, and Enterprises will cooperate with Shoney's, to have the Registration Statement declared effective by the SEC as promptly as practicable. Shoney's shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Shoney's agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of shareholders of Shoney's and Enterprises, or in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Shoney's in reliance upon and in conformity with written information concerning Enterprises or any of Enterprises Subsidiaries (including, without limitation, TPIR, TPIE, TPII or any of the TPIR Subsidiaries) furnished to Shoney's by Enterprises specifically for use in the Proxy Statement. Shoney's will advise Enterprises, promptly after it receives notice thereof, of the time when the Registration Statement has become

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effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Exchange Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         Section 8.2       Affiliates of Enterprises.

         (a) At least 30 days prior to the Closing Date, Enterprises shall deliver to Shoney's a list of names and addresses of those persons who were, in Enterprises' reasonable judgment, at the record date for its shareholders' meeting to approve this Agreement and the transactions contemplated by this Agreement, "affiliates" (each such person a "Rule 145 Affiliate") of Enterprises within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). Enterprises shall provide Shoney's such information and documents as Shoney's shall reasonably request for purposes of reviewing such list. Enterprises shall use all reasonable efforts to deliver or cause to be delivered to Shoney's, prior to the Closing Date, from each of the Rule 145 Affiliates of Enterprises identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit
8.2. Shoney's shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Shoney's Common Stock to be distributed by Enterprises to such Rule 145 Affiliates, and to issue appropriate stop transfer instructions to the transfer agent for the Shoney's Common Stock, consistent with the terms of such Letters.

         (b) Shoney's shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Enterprises may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell Shoney's Common Stock received by Enterprises pursuant to the transactions contemplated by this Agreement and thereafter distributed to such Rule 145 Affiliate without registration under the Securities Act pursuant to: (1) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time; or (2) any successor rule or regulation hereafter adopted by the SEC.

         Section 8.3       Expenses; Break-up Fee.

         (a) If the transactions contemplated by this Agreement are not consummated or this Agreement is terminated by either Enterprises or Shoney's pursuant to Section 10.1 (other than a termination pursuant to Section 10.1
(b)), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that (x) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement, (y) expenses incurred in connection with the listing of the Exchange Shares on the NYSE, including all fees paid to the NYSE and (z) the filing fee associated with the filing under the HSR Act shall be shared equally by Shoney's and Enterprises. If this Agreement is terminated pursuant to Section 10.1(b) the breaching party shall be liable to the terminating party for the costs and expenses of the terminating party.


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




         (b) If this Agreement is terminated in accordance with Section 10.1(f) or 10.1(g), Enterprises shall forthwith pay to Shoney's (within five
(5) days of the date of termination of this Agreement) a break-up fee in the amount of One Million Dollars ($1,000,000) in immediately available funds.

         (c) If this Agreement is terminated in accordance with Section 10.1(e) by reason of the failure of Enterprises' shareholders to approve the matters to be submitted for their approval pursuant to this Agreement after any of the following Third Party Acquisition Events has occurred, then in such event Enterprises shall forthwith pay to Shoney's (within five (5) days of the date of termination of this Agreement) a break-up fee in the amount of One Million Dollars ($1,000,000) in immediately available funds.

         (d)      For purposes hereof, a "Third Party Acquisition Event" means:

         (1) any Person as defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act (other than Shoney's or its affiliates) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act), after the date hereof, a tender offer or exchange offer to purchase common stock of Enterprises such that, upon consummation of such offer, such Person could own or control fifty percent (50%) or more of Enterprises' outstanding common stock; or

         (2) any Person (other than Shoney's or its Affiliates) shall, after the date hereof, have publicly announced a proposal:
                  (i) to consummate a bonafide Acquisition Proposal with Enterprises or; (ii) to make an offer described in clause
                  (d)(1) above; or

         (3) any Person (other than Shoney's or its Affiliates) shall, after the date hereof, with respect to common stock of Enterprises, have solicited proxies in connection with any Acquisition Proposal or an effort to obtain the control of the Board of Directors of Enterprises, or executed any written consent or become a participant in any such solicitations (as such term is defined in Regulation 14A under the Exchange Act); or

         (4) any Person (other than Shoney's or its Affiliates), after the date hereof, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
                  Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the outstanding common stock of Enterprises.

         (e) Enterprises acknowledges that the provisions for the payment of a break-up fee contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these provisions, Shoney's would not have entered into this Agreement. Accordingly, if a break-up fee shall become due and payable by Enterprises, and Enterprises shall fail to pay such amount when due pursuant to this Section, and, in order to

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




obtain such payment, suit is commenced which results in a judgment against Enterprises therefor, Enterprises shall pay Shoney's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the dates incurred) at the prime rate of interest, announced from time to time by NationsBank of Tennessee, N.A. The obligations of Enterprises under this
Section 8.3 shall survive any termination of this Agreement.

         Section 8.4       Indemnities Relating to Disclosures.

         (a) Until the Closing Date Enterprises hereby indemnifies and holds harmless Shoney's and its directors, officers, advisors and agents and Shoney's hereby indemnifies and holds harmless Enterprises and its directors, officers, advisors and agents, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of a material fact relating to such indemnifying party and contained in the Registration Statement or the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading.

         (b)(1) Shoney's and TPAC agree that, until six years from the Closing Date, the Charter and By-laws of TPIR, TPIE, TPII and each of the TPIR Subsidiaries shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of TPIR, TPIE, TPII and each of the TPIR Subsidiaries thereunder or as to the ability of TPIR, TPIE, TPII and each of the TPIR Subsidiaries to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify, or to reduce any limitations therein on the liability of directors. Shoney's and TPAC agree that they shall cause each of TPIR, TPIE, TPII and each of the TPIR Subsidiaries to at all times exercise the powers granted to them by their Charters, their By-laws, and by applicable law to indemnify to the fullest extent possible present or former directors, officers, employees and agents of TPIR, TPIE, TPII and each of the TPIR Subsidiaries, as the case may be, against claims made against them arising from their service in such capacities.

         (2) Should any claim or claims be made against any present or former director, officer, employee or agent of TPIR, TPIE, TPII or any TPIR Subsidiary arising from his services as such, within six years of the Closing Date, the provisions of this Section 8.4(b) respecting the Charter and the By-laws of TPIR, TPIE and TPII and the TPIR Subsidiaries shall continue in effect with respect to the Company in question until the final disposition of all such claims.


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




         (3) The provisions of this Section 8.4(b) are intended to be for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder, his heirs and his representatives.

         Section 8.5 Exchange Act Reports. For a period of three years after the Closing Date, Shoney's shall use its best efforts to comply with the current public information requirements of SEC Rule 144(c).

         Section 8.6       Indemnification.

         (a) By Enterprises Enterprises will indemnify, defend and hold Shoney's, TPIR, TPIE, TPII, and each of the TPIR Subsidiaries (collectively, the "Shoney's Parties") harmless after the Closing Date from and against any claims or costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses (collectively "Costs") incurred by the Shoney's Parties (whether as a result of a third-party claim, or otherwise) as a result of:

                  (1) the nonfulfillment of any covenant, agreement or obligation to be performed by Enterprises under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

                  (2) any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Enterprises or to have rendered services on Enterprises' behalf;

                  (3) any Excess Repair and Maintenance Expenses and any obligations or expenses arising from the Marlin Claims that are not Retained Repair and Maintenance Expenses to the extent any such expenses or obligations are not satisfied in full from cash available for Specified Wind-Up Expenses pursuant to Section 2.2 hereof after all other Specified Wind-Up Expenses have been paid or discharged; or

                  (4) any liability of Enterprises for taxes, penalties or interest to the City of New York in excess of $150,000 for the periods 1987 through 1989, whether such liability arises from assessment, settlement, or otherwise.

         (b) By TPAC. Shoney's shall (or at its option shall cause TPAC to) indemnify, defend and hold Enterprises harmless on and after the Closing Date from and against all Costs incurred by Enterprises (whether as a result of a third-party claim, or otherwise) as a result of:

                  (1) the nonfulfillment of any covenant, agreement or obligation to be performed by Shoney's under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;


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




                  (2) any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Shoney's or to have rendered services on Shoney's behalf; or

                  (3) any claim asserted against Enterprises arising out of or related to any liability expressly assumed by TPAC pursuant to
         Section 3.4.

         (c) Participation in Third Party Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the indemnified party shall promptly notify the indemnifying party thereof. If the indemnified party fails to promptly notify the indemnifying party, the obligation of the indemnifying party shall be reduced by the amount of damages actually suffered as a result of such late notice. The indemnified party may make settlement of a claim and such settlement shall be binding on both parties hereto for the purposes of this
Section 8.6 if, not less than thirty (30) days prior to such settlement, the indemnified party delivers to the indemnifying party written notice of its intent to settle such claim, which notice shall set forth the terms of the proposed settlement; provided, however, that if within such thirty (30) day period the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party shall promptly comply, and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel reasonably acceptable to the indemnified party. The indemnified party shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party may settle in its own discretion. Any payment or settlement made by the indemnifying party in such contest, together with the total expense thereof, shall be binding on the indemnified party and the indemnifying party for the purposes only of this Section 8.6. Notwithstanding anything herein to the contrary, an indemnifying party shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the indemnified party. In addition to the foregoing, the indemnifying party shall assume the defense of any claim, action or proceeding within the scope of the foregoing indemnities upon the written request of the indemnified party.

         Section 8.7       Tax Matters.

         (a) Enterprises shall cause to be prepared and filed any Tax Return relating to TPIR, TPII, TPIE and each of the TPIR Subsidiaries for any taxable period ending on or before the Closing Date. Any such Tax Return shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Shoney's and TPAC shall prepare or cause TPIR, TPII, TPIE and each of the TPIR Subsidiaries to prepare any Tax Return relating to any of TPIR, TPII, TPIE or the TPIR Subsidiaries for any taxable period ending after the Closing Date.


                                      60





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         (b) All Tax Returns filed by any of the parties that address or include any period that includes the Closing Date shall record any matter arising out of or related to the transactions contemplated by this Agreement consistent with such transactions qualifying as a tax free reorganization under Section 368(a)(1)(C) of the Code.

         (c) The parties agree that net operating losses currently existing in any of Enterprises or its Subsidiaries may be utilized in offsetting any gain arising out of the settlement of the Civil Action.

         (d) Any refund or credit (including any interest paid or credited with respect thereto) received by Shoney's, TPAC, TPIR, TPII, TPIE or any of the TPIR Subsidiaries of Taxes relating to taxable periods ending on or before the Closing Date shall be the sole property of Shoney's, TPAC, TPIR, TPII, TPIE or one or more of the TPIR Subsidiaries, as the case may be, and neither Enterprises nor any of the Remaining Subsidiaries shall have any interest in or right to all or any portion of any such refund or credit.

                                  ARTICLE IX

                             CONDITIONS PRECEDENT

         Section 9.1 Mutual Conditions to Closing. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

         Section 9.1.1 Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Shoney's Common Stock entitled to vote thereon and the affirmative vote of a majority of the votes cast by holders of Enterprises Common Stock entitled to vote thereon.

         Section 9.1.2 Other Approvals. All authorizations, consents or approvals of third parties, the failure of which to obtain would have a Material Adverse Effect on Enterprises or on Shoney's (which shall include, without limitation, the approval of Shoney's lenders), as the case may be, shall have been obtained without either the payment of any fee or the amendment of any agreement.

         Section 9.1.3 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings making a stop order. Shoney's shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to issue the Exchange Shares and otherwise consummate the transactions contemplated by this Agreement.

         Section 9.1.4 Stock Exchange Listings. The Exchange Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.


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         Section 9.1.5 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing which has a reasonable likelihood of success be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes their consummation illegal.

         Section 9.1.6 Hart-Scott-Rodino Waiting Period Expired. The required waiting periods under the HSR Act have either expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

         Section 9.1.7 Dissenter's Rights. No holder of any of the outstanding shares of either Enterprises Common Stock or Shoney's Common Stock shall be determined by a court of competent jurisdiction to have been entitled to dissent from the transactions contemplated by this Agreement or to demand payment for his or her shares of Enterprises Common Stock if the transactions contemplated by this Agreement are effectuated.

         Section 9.1.8 Opinions of Financial Advisors. Each of the Enterprises Financial Advisor and the Shoney's Financial Advisor have delivered written opinions, dated the date of the Proxy Statement and included in the Proxy Statement and in form and substance reasonably satisfactory to the parties, that, in the case of Enterprises, the consideration to be received by Enterprises in exchange for the properties being transferred to TPAC, pursuant to the terms and conditions of this Agreement, is fair to Enterprises' shareholders from a financial point of view, and, in the case of Shoney's, that the consideration to be paid by Shoney's and/or TPAC in exchange for the properties being transferred to TPAC, pursuant to the terms and conditions of this Agreement, is fair to Shoney's shareholders from a financial point of view.

         Section 9.1.9 Supplemental Indentures. The obligations of Enterprises under the Public Debentures shall have been assumed by TPAC in accordance with their terms, and a supplemental indenture shall have been entered into by TPAC with respect to the Public Debentures and Shoney's and/or TPAC shall have received all authorizations necessary under the Securities Laws to enter into and perform such supplemental indenture.

         Section 9.1.10 Receipt of Civil Action Proceeds. Enterprises and/or one of its Affiliates shall have received Net Proceeds from the Civil Action in an amount not less than $17,500,000.

         Section 9.2 Conditions to Obligations of Shoney's and TPAC. The obligations of Shoney's and TPAC to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived by Shoney's:

         Section 9.2.1 Representations and Warranties.

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         (a) Each of the representations and warranties of Enterprises set forth in Section 5.1 through Section 5.9 shall be true and correct on the Closing Date.

         (b) Each of the representations and warranties of Enterprises (other than those set forth in Section 5.1 through Section 5.9 and those relating to TPIR Bank Debt and the Private Debentures) contained herein shall be true and correct on the Closing Date (without giving effect to any Material Adverse Effect qualification within any individual representation or warranty) as though made on and as of the Closing Date, except when any such breach of a representation or warranty (determined without giving effect to any Material Adverse Effect qualification within any individual representation or warranty), individually or aggregated with any other breach or breaches of a representation or warranty (determined without giving effect to any Material Adverse Effect qualification within any individual representation or warranty), would not have a Material Adverse Effect on TPIR, TPIE, TPII and the TPIR Subsidiaries, taken as a whole.

         Section 9.2.2 Performance of Obligations of Enterprises Enterprises shall have performed in all material respects all obligations required to be performed by it hereunder at or prior to the Closing Date, and Shoney's shall have received a certificate signed on behalf of Enterprises by the Chief Executive Officer and the Chief Financial Officer of Enterprises to such effect.

         Section 9.2.3 Deliveries. Shoney's shall have received the following:

         (a) A stock certificate or stock certificates representing all of the issued and outstanding shares of TPIR, TPIE, TPII, registered in the name of Enterprises and duly endorsed in blank or with executed stock powers or assignments attached, in proper form for transfer and/or cancellation;

         (b) The stock certificates representing all of the issued and outstanding shares of each TPIR Subsidiary, registered in the name of TPIR;

         (c) Written resignations of all officers and directors of TPIR, TPIE, TPII and each TPIR Subsidiary effective as of the Closing Date (which resignations shall not affect or impair any, and shall be without prejudice to, contractual rights of such officers or directors);

         (d) The original minute books and stock transfer records of each of TPIR, TPIE, TPII and each of the TPIR Subsidiaries;

         (e) Copies of the charter and bylaws of Enterprises and of TPIR, TPIE, TPII and of resolutions adopted by the boards of directors and shareholders of Enterprises authorizing and approving the execution and performance of this Agreement and the agreements contemplated by this Agreement, all as certified by appropriate officers of the respective corporation as of the Closing Date;


                                      63





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         (f) A certificate as to the incumbency of each person
executing this Agreement and the other agreements contemplated by this Agreement on behalf of Enterprises;

         (g) A Certificate of Existence with respect to Enterprises dated not more than seven (7) days prior to the Closing Date issued by the New Jersey Secretary of State and certificates of corporate good standing (or equivalent) with respect to Enterprises dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of New York, Florida and Hawaii;

         (h) A Certificate of Existence with respect to TPIR dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State and certificates of corporate good standing (or equivalent) with respect to TPIR dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of Alabama, Arizona, Arkansas, Florida, Georgia, Louisiana, Michigan, Mississippi, North Carolina, South Carolina and Texas;

         (i) A Certificate of Existence with respect to TPIE dated not more than seven (7) days prior to the Closing Date issued by the Delaware Secretary of State and certificates of corporate good standing (or equivalent) with respect to TPIE dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of Florida;

         (j) A Certificate of Existence with respect to TPII dated not more than seven (7) days prior to the Closing Date issued by the Hawaii Secretary of State;

         (k) A Certificate of Existence with respect to TPI West Palm,
Inc. dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

         (l) A Certificate of Existence with respect to TPI Transportation, Inc. dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State and certificates of corporate good standing (or equivalent) with respect to TPIR dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of Alabama, Arizona, Arkansas, Florida, Georgia, Kentucky, Louisiana, Michigan, Mississippi, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina and Texas;

         (m) A Certificate of Existence with respect to TPI Commissary, Inc. dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State and certificates of corporate good standing (or equivalent) with respect to TPIR dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of Alabama, Arizona, Arkansas, Florida, Georgia, Michigan, Mississippi, North Carolina, South Carolina and Texas;

         (n) A Certificate of Existence with respect to The Insurex Agency, Inc. dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;


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




         (o) A Certificate of Existence with respect to Insurex Benefits Administrations, Inc. dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

         (p) A certificate signed on behalf of Enterprises by the Chief Executive Officer of Enterprises and the Chief Financial Officer of Enterprises certifying satisfaction of the conditions set forth in Section 9.2.1; and

         (q) A certificate from an officer of Enterprises dated the Closing Date as to certain factual matters regarding Enterprises (the form and substance of such certificate to be mutually agreeable with Enterprises Counsel and Shoney's Counsel) that will support, in part, the opinion referred to in Section 9.2.6 (b).

         Section 9.2.4 Affiliate Letters. Shoney's shall have received an Affiliate Letter in the form attached hereto as Exhibit 8.2 from each of the Rule 145 Affiliates of Enterprises.

         Section 9.2.5 Comfort Letter. Shoney's shall have received a "comfort" letter from Deloitte & Touche, LLP dated the Closing Date, with respect to Enterprises financial information included in the Proxy Statement.

         Section 9.2.6 Legal Opinions.

         (a) Shoney's shall have received a legal opinion from Enterprises Counsel, dated the Closing Date, as to the matters set forth on Schedule 9.2.6.

         (b) Shoney's shall have received the opinion of Shoney's Counsel, dated the Closing Date, to the effect that the transactions contemplated by this Agreement constitute a "reorganization" within the meaning of ss. 368(a)(1)(C) of the Code.

         Section 9.2.7 No Material Adverse Change. There shall be no Material Adverse Change in any of the Companies or the TPIR Subsidiaries other than as a result of conditions or events (business or otherwise) that also affect Shoney's and result in a Material Adverse Effect on Shoney's.

         Section 9.2.8 Termination of Management Agreement. The Enterprises Management Agreement shall have been terminated and each of TPIR, TPIE, TPII and the TPIR Subsidiaries shall have been released and discharged from any liabilities or obligations thereunder.

         Section 9.2.9 Termination of Enterprises Tax Sharing Arrangement. The Enterprises Tax Sharing Arrangement shall have been terminated and each of TPIR, TPIE, TPII and the TPIR Subsidiaries shall have been released and discharged from any liabilities or obligations thereunder.

         Section 9.2.10 Financing. Shoney's shall have received a commitment for additional financing in the amount of $60,000,000 and such commitment shall have been funded in accordance with its terms.

         Section 9.2.11 Inventories. On the Closing Date, the Inventories at the Restaurants will be adequate for the operation of the Restaurants and shall be at usual and customary levels in accordance with past practice.

         Section 9.3 Conditions to Obligations of Enterprises The obligation of Enterprises to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by
Enterprises:

         Section 9.3.1     Representations and Warranties.

         (a) Each of the representations and warranties of Shoney's and TPAC set forth in Section 6.1 through Section 6.9 shall be true and correct on the Closing Date.

         (b) Each of the representations and warranties of Shoney's and TPAC (other than those set forth in Section 6.1 through Section 6.9) set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (without giving effect to any Material Adverse Effect qualification within any individual representation or warranty) as though made on and as of the Closing Date, except when any such breach of a representation or warranty (determined without giving effect to any material Adverse Effect qualification within any individual representation or warranty), individually or aggregated with any other breach or breaches of a representation or warranty (determined without giving effect to any Material Adverse Effect qualification within any individual representation or warranty) would not have a Material Adverse Effect on Shoney's and its Subsidiaries, taken as a whole.

         Section 9.3.2 Performance of Obligations of Shoney's and TPAC. Shoney's and TPAC shall have performed in all material respects all obligations required to be performed by it hereunder at or prior to the Closing Date, and Enterprises shall have received a certificate signed on behalf of Shoney's and TPAC by the Chairman and Chief Executive Officer or President and by the Chief Financial Officer of Shoney's to such effect.

         Section 9.3.3 TPIR Bank Debt and Private Debentures. TPAC shall have satisfied or otherwise discharged Enterprises from any liabilities associated with or arising out of the TPIR Bank Debt, and TPAC shall have satisfied all liabilities associated with or arising out of the Private Debentures.

         Section 9.3.4 Deliveries. Enterprises shall have received the following:

         (a) A stock certificate or stock certificates representing all of the Exchange Shares issued, registered in the name of Enterprises (or Enterprises' designees);


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         (b) Copies of the charter and bylaws of Shoney's and of TPAC and of resolutions adopted by the boards of directors and shareholders of each of Shoney's and TPAC authorizing and approving the execution and performance of this Agreement and the agreements contemplated by this Agreement, all as certified by appropriate officers of Shoney's and TPAC as of the Closing Date;

         (c) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of either Shoney's or TPAC;

         (d) A Certificate of Existence with respect to Shoney's dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

         (e) A Certificate of Existence with respect to TPAC dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

         (f) A certificate signed on behalf of Shoney's by the Chief Executive Officer of Shoney's and the Chief Financial Officer of Shoney's certifying satisfaction of the conditions set forth in Section 9.3.1;

         (g) A certificate from an officer of Shoney's dated the Closing Date as to certain factual matters regarding Shoney's (the form and substance of such certificate to be mutually agreeable with Enterprises Counsel and Shoney's Counsel) that will support, in part, the opinion referred to in
Section 9.3.5(b); and

         (h) An assignment from TPIR of the following: (i) all rights to prosecute the Marlin Claims, which rights shall include the right to receive
(x) payments from Marlin or it affiliates as a result of the settlement of the Marlin Claims or a judgment, (y) payments under the performance bond dated on or about November 15, 1995, with Marlin as principal and the Aetna Casualty and Surety Company ("Aetna") as surety, and (z) payments under the labor and material payment bond dated on or about November 15, 1995, with Marlin as principal and Aetna as surety, which bonds were provided in connection with the Maintenance Agreement and (ii) the right to any insurance recovery under any insurance policy maintained by Marlin or its affiliates, Enterprises or TPIR which covers liabilities arising in connection with the Marlin Claims.

         Section 9.3.5     Legal Opinions.

         (a) Enterprises shall have received the opinion of Shoney's Counsel, dated the Closing Date, as to the matters set forth on Schedule 9.3.3.

         (b) Enterprises shall have received the opinion of Enterprises' Counsel, dated the Closing Date, to the effect that the transactions contemplated by this Agreement constitute a "reorganization" within the meaning of ss. 368(a)(1)(C) of the Code.


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         Section 9.3.6 Comfort Letter. Enterprises shall have received a
"comfort" letter from Ernst & Young, LLP dated the Closing Date, with respect to the Shoney's financial statements included in the Proxy Statement.

         Section 9.3.7 No Material Adverse Change. There shall be no Material Adverse Change in Shoney's other than as a result of conditions or events (business or otherwise) that also affect Enterprises and result in a Material Adverse Effect on Enterprises.

                                   ARTICLE X

                           TERMINATION AND AMENDMENT

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after its approval by the shareholders of Enterprises or Shoney's:

         (a) by mutual consent of Shoney's and Enterprises in a written instrument;

         (b) by either Shoney's or Enterprises, if there has been a breach on the part of the other of one or more representations, warranties, covenants or agreements set forth in this Agreement, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach and that, individually or in the aggregate, causes or is likely to cause a Material Adverse Effect;

         (c) by either Shoney's or Enterprises upon written notice to the other party if any court or Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

         (d) by either Shoney's or Enterprises if the transactions contemplated by this Agreement shall not have been consummated on or before the Termination Date unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

         (e) by either Shoney's or Enterprises if any approval of the shareholders of either Enterprises or Shoney's required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

         (f) by Shoney's, if prior to the Closing Date, the Board of Directors of Enterprises shall have approved, recommended or endorsed any Acquisition Proposal other than this Agreement;


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         (g) by Enterprises if, prior to the Closing Date, its Board of
Directors, after consultation with its legal counsel and financial advisors, determines in the good faith exercise of its fiduciary duties that a bona fide proposal or offer by a third party to consummate an Acquisition Proposal is in the best interests of its shareholders;

         (h) by Enterprises if, prior to April 30, 1996, Shoney's has failed to satisfy the conditions set forth in Section 9.1.2 (with respect to Shoney's lenders) or to receive the financing commitment referenced in Section 9.2.10; and

         (i) by Shoney's if, prior to the Closing Date, Enterprises makes, commits, agrees to make or otherwise becomes obligated to make any payments of principal on either the Public Debentures or the Private Debentures.

         Section 10.2 Effect of Termination. In the event of termination of this Agreement by either Enterprises or Shoney's as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Shoney's or Enterprises or their respective officers or directors except for the obligations of the parties with respect to the Confidentiality Agreements and their covenants contained in Sections 7.8 and
8.3. No termination of this Agreement shall relieve any person from liability resulting from a willful breach by a party of any of its representations and warranties set forth herein if such breach results in a Material Adverse Effect on the breaching party, or from liability resulting from a willful breach by a party of any of its covenants or agreements set forth herein.

         Section 10.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Enterprises or of Shoney's, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.




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                                  ARTICLE XI

                              GENERAL PROVISIONS

         Section 11.1      Survival of Representations and Warranties.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. No investigation by either Enterprises, Shoney's or TPAC shall affect the representations and warranties of the other.

         Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) upon the date actually delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Shoney's, to

                           Shoney's, Inc.
                           1727 Elm Hill Pike
                           Nashville, Tennessee 37210
                           Facsimile No: 615/231-2531
                           Attention: Chief Financial Officer

                           with a copy to

                           Tuke Yopp & Sweeney
                           Suite 1100
                           NationsBank Plaza
                           414 Union Street
                           Nashville, Tennessee 37219
                           Facsimile No: 615/313-3310
                           Attention: Gary M. Brown, Esq.

                  and

                           (b)      if to Enterprises, to

                           TPI Enterprises, Inc.
                           3950 RCA Boulevard, Suite 5001
                           Palm Beach Gardens, FL 33410
                           Facsimile No: 407/691-8881
                           Attention: J. Gary Sharp


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                           with a copy to

                           Shereff, Friedman, Hoffman & Goodman, LLP
                           919 Third Avenue, 20th Floor
                           New York, New York 10022
                           Facsimile No: 212/758-9526
                           Attention: Richard A. Goldberg, Esq.


         Section 11.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the first page of this Agreement. Headings of articles and sections used herein are used for convenience of reference only and shall not affect the interpretation of this Agreement.

         Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided that the Confidentiality Agreements shall survive the execution and delivery hereof, and (ii) except as provided in Sections 3.4, 8.2(b), 8.4 and 8.5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any otherwise applicable conflicts of law principles.

         Section 11.7 Publicity. It is the intention of the paries to use reasonable efforts to reach agreement on the wording of any news releases or other public announcements by Shoney's or Enterprises, or any of their respective affiliates, pertaining to this Agreement. In the absence of circumstances requiring otherwise, any such releases or public announcements shall be submitted to the other party for its comment prior to issuance.

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         Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 11.9 Exhibits. The Exhibits and Schedules attached to this Agreement are integral parts of this Agreement and incorporated herein by this reference and expressly made a part hereof.

         Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         Section 11.11 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to temporary, preliminary and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



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         IN WITNESS WHEREOF, Shoney's, Enterprises and TPAC have caused this
Agreement to be signed by their respective officers thereunto duly authorized, on this 15th day of March, 1996.


                                   TPI ENTERPRISES, INC.


                                      By:       /s/ J. Gary Sharp

                                    Title:      President--C.E.O.



                                   SHONEY'S, INC.


                                      By:       /s/ W. Craig Barber

                                    Title:      Senior Executive Vice
                                                President and
                                                Chief Financial Officer



                                    TPI RESTAURANTS ACQUISITION CORP.


                                      By:       /s/ W. Craig Barber

                                    Title:      Vice President



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